         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections 'Prospectus Summary,' 'Summary Unaudited Pro Forma Financial Data,' 'The Acquisition,' 'Unaudited Pro Forma Condensed Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and include, without limitation, the Company's expectation and estimates as to the Company's business operations following the Acquisition, including the integration of Varsity's business with Riddell's and the achievement of certain synergies related thereto, the introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets. In addition, in those and other portions of this Prospectus, the words 'anticipates,' 'believes,' 'estimates,' 'expects,' 'plans,' 'intends' and similar expressions, as they relate to the Company and its subsidiaries or the Company's, Riddell's or Varsity's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described in this Prospectus, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by Riddell or Varsity: (i) the outcome of certain litigation pending against the Company; (ii) difficulties or delays in developing and introducing anticipated new products or failure of customers to accept new product offerings; (iii) the continuing popularity of athletic and school spirit programs in the youth, junior high, high school and college markets; (iv) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (v) the highly seasonal nature of the Company's operations; (vi) effects of and changes in general economic and business conditions; (vii) actions by competitors, including new product offerings and marketing and promotional successes; (viii) the ability of Varsity to secure desirable camp locations and camper accommodations at competitive prices and to secure desirable locations for its special events programs; (ix) claims which might be made against the Company, including product liability claims; (x) the ability of the Company to combine the Riddell and Varsity businesses and to realize the expected benefits from the Acquisition; (xi) the ability of the respective sales forces of Riddell and Varsity to cross-market each others' products; (xii) the loss of any significant suppliers or sponsors or foreign sourcing; (xiii) changes in business strategy or new product lines; and (xiv) performance by licensees. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following should be read in conjunction with 'Unaudited Pro Forma Condensed Combined Financial Data' and the Consolidated Financial Statements of each of Riddell and Varsity and the related notes thereto included elsewhere in this Prospectus. Following the Acquisition, the Company conducts its business through two distinct operating divisions: the Riddell Group Division, consisting of Riddell and its subsidiaries (other than Varsity and its subsidiaries), and the Varsity Group Division, consisting of Varsity and its subsidiaries. Each of the divisions continues to maintain its own sales, marketing, financial, accounting and operating personnel. As a result, the Company does not anticipate significant cost savings as a result of the Acquisition, other than the elimination of certain costs incurred by Varsity to comply with its public reporting obligations, the elimination of certain travel agent commissions paid by Riddell to third parties for services to be provided by a subsidiary of Varsity following the Acquisition and the reduction of certain freight costs incurred by Varsity which would not have been incurred under programs administered by Riddell.

     The Company incurred certain non-recurring costs and expenses relating to the Transactions which will be charged to earnings during the period in which the Transactions occurred. These costs and expenses include, but are not limited to, payments by Varsity to terminate outstanding employee stock options estimated at $4.9 million, payments on change in control provisions contained in certain Varsity employees' contracts estimated at $0.3 million and costs of bridge loan commitments of $3.0 million.

SEASONALITY

     The Company's businesses are highly seasonal. Riddell's operations in recent years have been most profitable in the first through third quarters of each calendar year, with offsetting losses occurring in the fourth quarter. Varsity's net income has historically been generated in the second and third quarters of the calendar year while its first and fourth quarters have resulted in net losses. See 'Business--The Company--Seasonality and Backlog' for further discussion of the causes of these seasonal patterns. These seasonal patterns have been heightened by a decrease in Riddell's sales of sports collectible products sold to retailers during the first quarter of 1997 which resulted in a near break even loss for Riddell in the period. Riddell believes that the decline was due to a change in the seasonal pattern in the sale of these products due to differences in the timing of the product introductions and deliveries which had shifted sales of these products into the first quarter during the previous two years. See '--Riddell--Results of Operations--Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996.'

     The following table sets forth certain unaudited operating results of Riddell and Varsity on a pro forma basis for each of the four consecutive quarters in the period ending December 31, 1996, after giving effect to the Transactions as if they had occurred on January 1, 1996. This information should be read in conjunction with 'Unaudited Pro Forma Condensed Combined Financial Data' and the Consolidated Financial Statements and the related notes thereto of Riddell and Varsity included elsewhere in this Prospectus.

                                                    PRO FORMA
                                     ----------------------------------------
                                      FIRST     SECOND      THIRD     FOURTH
                                     QUARTER    QUARTER    QUARTER    QUARTER
                                     -------    -------    -------    -------
                                                  (IN THOUSANDS)
     Year ended December 31, 1996:
     Total revenues...............   $26,260    $51,265    $57,779    $25,527
     Operating income (loss)......      (880)     7,173      8,178     (1,499)
     Net income (loss) from
       continuing operations......    (2,486)     2,464      2,803     (3,736)

     Riddell sells a portion of its competitive football products and reconditioning services on dated payment terms with payments from customers (primarily high schools and colleges in these cases) generally due the following July to October period. Accordingly, trade receivables increase throughout the year as sales are made on these dated payment terms. The increase in trade receivables continues throughout an annual cycle until reduced at the end of the cycle as the dated receivables become due. In order to finance the resulting large receivable levels, Riddell has maintained a revolving line of credit. The outstanding balance on the revolving line of credit generally follows the seasonal receivable cycle described above, increasing as the level of receivables increase until the fall of each year when collections of the dated receivables are used to reduce the outstanding balance on the line.

     Varsity's working capital needs have generally followed a similar pattern reaching their peak at the end of the first calendar quarter and continuing through the second quarter. This period follows Varsity's off-season period during which it generates only nominal revenues while incurring expenditures in preparation for its approaching business season. Varsity has typically incurred seasonal borrowings during this period which it has historically eliminated during the third quarter as it receives prepayments on camp tuition and fees.

     After the Acquisition, the Company will use the New Credit Facility to finance these seasonal working capital needs.

RIDDELL

RESULTS OF OPERATIONS


     The following table sets forth statement of operations data of Riddell as a percentage of total net revenues for the periods indicated:

                                                                              THREE MONTHS
                                                        YEAR ENDED            ENDED MARCH
                                                       DECEMBER 31,               31,
                                                  -----------------------    --------------
                                                  1994     1995     1996     1996     1997
                                                  -----    -----    -----    -----    -----
Net revenues:
  Net sales....................................    93.1%    94.9%    96.6%    95.9%    96.9%
  Royalty income...............................     6.9      5.1      3.4      4.1      3.1
                                                  -----    -----    -----    -----    -----
                                                  100.0    100.0    100.0    100.0    100.0
                                                  -----    -----    -----    -----    -----
Cost of sales..................................    53.8     53.4     53.6     51.5     54.3
                                                  -----    -----    -----    -----    -----
Gross profit...................................    46.2     46.6     46.4     48.5     45.7
Selling, general and administrative expenses...    38.1     34.8     35.0     35.2     38.8
Product liability expenses.....................     5.3      4.0      3.4      3.3      3.4
Product liability litigation loss..............     8.3       --       --       --       --
Other charges..................................     2.1       --       --       --       --
                                                  -----    -----    -----    -----    -----
Income (loss) from operations..................    (7.6)     7.9      7.8     10.0      3.5
Interest expense...............................     3.6      4.2      3.8      3.2      3.6
Income taxes (credits).........................    (2.3)     0.1      0.2      0.3       --
                                                  -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of changes in accounting
  principles...................................    (8.9)%    3.5%     3.9%     6.5%    (0.1)%
                                                  -----    -----    -----    -----    -----
                                                  -----    -----    -----    -----    -----

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Overview. Operations for the first quarter of 1997 resulted in a net loss of $17,119, or $0.00 per share, compared to first quarter 1996 net income of approximately $1.3 million or $0.15 per share. Total revenues for the three months ended March 31, 1997 decreased by 6% to approximately $18.6 million from approximately $19.8 million for the three months ended March 31, 1996.

     Riddell realized gains in the sale of athletic products and services sold directly to its Institutional customers of approximately 15% as further discussed below. However, these gains were offset primarily by a decline in sales of sports collectible products sold to retailers. In summary, the overall decrease in profitability for the quarter was a result of the quarter's decline in sales while related selling and marketing expenses continued at comparatively fixed levels coupled with an increase in certain other expenses.

     The effect of these factors are further described in the following discussion of operating results by line item together with other matters having a significant effect on Riddell's results of operations.

     Revenues. Net sales of Riddell's sports products and services segment (which comprises all revenues other than trademark licensing royalties) decreased by 5% to approximately $18.0 million for the three months ended March 31, 1997 from approximately $19.0 million during the comparable period of 1996. Within this segment Riddell achieved gains in sales of competitive products and services sold directly to schools and other Institutional customers. This gain was offset by a decline in sales of sports collectible products sold to retailers. Riddell also experienced a decrease in sales of other product lines including competitive youth football products sold through recreational dealers and products sold internationally.

     Sales of competitive athletic products and services sold to schools and other Institutions increased approximately $1.9 million or 15% in comparison to the first quarter of 1996. Sales of reconditioning services, which increased 7% over the first quarter of 1996, accounted for approximately $0.5 million of this gain. This improvement reflects increased unit volume as well as moderate price increases. Riddell benefitted from a volume increase in its core football helmet and shoulder pad products. This has occurred as Riddell gains additional experience marketing these items direct to Institutional customers (a change adopted at the end of 1994 as discussed elsewhere in this Prospectus) and continues to place emphasis on expanding sales of these products. Riddell benefitted from initial sales of its newly introduced line of athletic practice clothing and experienced strong growth in its line of baseball products introduced last year. Sales of baseball products to Institutions have increased as Riddell gains experience in selling the products and the products themselves gain acceptance in the field.

     Sales of sports collectible products sold to retailers for the first quarter of 1997 decreased by approximately 42% or approximately $1.9 million, in comparison to the first quarter of 1996. Riddell believes that the decline is principally due to the trade adjusting its inventory intake based on Riddell's improved order fulfillment record and to the timing of product introductions. In the prior period, customers stockpiled inventory because of product shortages in the preceding Christmas selling season. This led retailers to take inventory early to ensure availability for later in the year. During 1996, Riddell demonstrated sufficient order fulfillment capability which allows retailers to postpone orders and to match inventory receipt more closely with consumer demand.

     In the first quarter of 1996, Riddell also benefitted from sales of sports collectible products which were in their introductory phase, such as Riddell's miniature hockey goalie mask. In contrast, Riddell had no new products shipping in volume during the first quarter of 1997. While Riddell has several new collectible products slated for 1997 introduction, these will not be available for shipment in volume until the second and third quarter of the year. These new products include a line of miniature baseball helmets bearing major league baseball logos, and a line of miniature collectibles based on the Star Wars

Trilogy(Registered) which is the first line of retail collectible products sold by Riddell that is not associated with sports.

     Royalty income from trademark licensing decreased by approximately $0.2 million or 30%, to approximately $0.6 million for the three months ended March 31, 1997 from approximately $0.9 million during the comparable period of 1996. This decrease was primarily attributable to a decline in royalties from the licensing of the MacGregor trademark which decreased by 26%, or approximately $0.2 million. MacGregor licensing income decreased principally due to a decline in royalties from Kmart. Additionally, as discussed elsewhere in this Prospectus, licenses which had accounted for approximately $80,000 of royalties in the first quarter of 1996 expired at the end of 1996. Royalties from the licensing of the Riddell trademark decreased 53%, or approximately $40,000. The decrease results from a decline in royalties realized from Riddell's licensee for the Riddell trademark on athletic footwear. The Riddell footwear licensee remains in bankruptcy proceedings as discussed elsewhere in this Prospectus. The licensee must continue to comply with the terms of the license, including payment of royalties. On June 20, 1997, the Company entered into the Settlement Agreement, the finalization of which is conditioned upon, among other things, obtaining the approval of three bankruptcy courts. The Settlement Agreement requires the Company, among other things, to assign to the Levitt Trustees (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks up to $3.0 million of royalties from the 'Riddell' footwear license, to the extent such royalties are paid under this or any footwear license replacing the current footwear license. See 'Business--The Company--Legal Proceedings--Memorandum of Understanding and Settlement Agreement.'

     Gross Profit. Gross profit decreased by 12%, to approximately $8.5 million for the three months ended March 31, 1997 from approximately $9.6 million during the comparable period in 1996. The decline includes a decrease in gross profits from sports products and services as well as the decline in royalty income from trademark licensing discussed above. While trademark licensing does have certain costs included in selling, general, and administrative expenses, there are no related costs which are deducted in arriving at gross profit. Accordingly, each increase or decrease in royalty income results in an equal change in gross profit.

     Gross profit attributable to the sports products and services segment decreased by 10%, to approximately $7.9 million for the three months ended March 31, 1997 from approximately $8.8 million during the comparable period in 1996. Gross profit margin rates for the segment decreased to 43.9% of sales for the three months ended March 31, 1997 compared to 46.4% of sales for the three months ended March 31, 1996. The decrease in gross profits and gross margin rates is principally due to the overall decline in sales discussed above, which impacted gross margin rates through decreased efficiencies arising from lower utilization of fixed cost operations. Margins were also negatively impacted by increased reconditioning costs.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $7.2 million for the three months ended March 31, 1997 from approximately $7.0 million for the three months ended March 31, 1996. The increase is principally due to an increase in litigation related legal expenses of approximately $0.4 million. Additionally, overall selling and marketing expenses remained relatively constant despite the decrease in sales discussed above due to the fixed nature of a large portion of these costs. An increase in promotional and other variable selling expenses incurred to generate the increase in sales of competitive athletic products offset any reduction in variable expenses related to the decrease in sales of sports collectible products. Legal expenses are anticipated to remain at high levels through the remainder of the year.

     Interest Expense. Interest expense increased 6%, or $38,753, to approximately $0.7 million for the first quarter of 1997. This increase reflects an increase in average debt levels offset in part by a decline in average interest rates. Debt increased due to increases in working capital and overall decreases in non-interest bearing liabilities. Average interest rates declined principally due to the November 1996 sale of $7.5 million of 4.1% Convertible Subordinated Notes. As discussed elsewhere in this Prospectus, the proceeds of the sale of these notes were used, in part, to repay indebtedness which carried a higher interest rate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Overview. Operations for the year ended December 31, 1996, resulted in a 20% increase in net income before an extraordinary item to approximately $2.8 million, or $0.34 per share, in comparison to 1995 earnings of approximately $2.4 million or $0.29 per share. Tax expense for both 1996 and 1995 was reduced by the benefit of net operating loss carryforwards recognized during the years. The recognition of these tax benefits had the effect of decreasing tax expense approximately $1.2 million, or $0.14 per share, in 1996 and approximately $0.9 million, or $0.11 per share, in 1995. Riddell anticipates that any remaining unrecognized net operating loss benefit for financial reporting purposes would be phased out upon the generation of approximately $2.0 million in future income before tax.

     An extraordinary item in 1995 consisted of a $1.9 million charge to establish a provision for costs related to certain fraudulent transfer litigation. At the time the provision was established, a settlement had been agreed to between the parties. However, as described in 'Business--The Company--Legal Proceedings,' the proposed settlement never materialized and the litigation remains ongoing.

     In 1996, Riddell benefitted from increased sales volume over most of its product lines which, combined with a favorable sales mix, improved Riddell's gross margins from sales of sports products and services. These gains were offset by a decrease in royalties from trademark licensing. The impact of the volume and margin gains were also offset in part by increased selling costs resulting from increased promotional expenses and higher commissions.

     These factors are further described in the following discussion of operating results by line item, together with other matters having a significant effect on Riddell's results of operations.


     Net Sales. Net sales of Riddell's sports products and services segment (which includes the manufacture, sale and reconditioning of football helmets, other athletic products and sports collectible products) increased 10% to approximately $69.9 million in 1996 from approximately $63.6 million in 1995. Riddell experienced sales gains in most of its product lines, including overall increases in sales of athletic products, sports collectible products and reconditioning services.

     Sales of competitive athletic products increased 8% to approximately $27.3 million in 1996 from approximately $25.3 million in 1995. Sales of these products, principally football helmets and shoulder pads sold to schools and other Institutions, reflects increased volume and selected price increases to offset rising costs. Unit volume increases have occurred as Riddell has gained experience in direct distribution of Institutional products, a change that has been implemented over the past two years. Riddell is also benefitting from other actions taken in recent periods to increase Institutional sales. These actions include increases in the number of salesmen calling on schools, more intensive sales training, incremental field sales managers, new sales incentive programs, and the introduction of additional athletic products. Riddell also benefitted from an increase in the volume of competitive youth products which continue to be sold by independent dealers and distributors to youth recreational groups such as Pop Warner rather than to elementary schools. Riddell experienced an anticipated decline in sales of these products in 1995 as many dealers stopped purchasing Riddell youth products when they were no longer offered Riddell's Institutional product lines. Sales of youth products have increased as Riddell has expanded its distribution through new dealers and distributors.

     Riddell believes that it will be able to further increase sales of athletic products sold to Institutions as it continues to gain experience in direct sales of its traditional product lines as well as newer lines of products such as baseball equipment. Riddell also anticipates it can expand sales in this area through the introduction of additional products such as its new line of athletic practice clothing introduced late in 1996 for the 1997 season. However, there can be no assurance that such sales increases will materialize.

     Sales of reconditioning services increased 3% to approximately $21.7 million in 1996 from approximately $21.0 million in 1995. This improvement was principally due to moderate price increases.

     Sales of sports collectible products increased approximately 20% to approximately $20.8 million in 1996 from approximately $17.3 million in 1995. This improvement was due to increased volume in sales of Riddell's line of miniature helmets, including miniature hockey goalie masks, which Riddell started shipping in late 1995. Sales of consumer products have been the strongest area of growth for Riddell in recent periods. Riddell is continuing to place a high level of marketing emphasis on the retail collectible business and has recently introduced two new product lines which will begin shipping in 1997. These include miniature baseball helmets and miniature collectibles based on the Star Wars Trilogy, Riddell's first line of retail collectible products not associated with sports.

     Royalty Income. Royalty income decreased 27% to approximately $2.5 million in 1996 from approximately $3.4 million in 1995. MacGregor licensing royalties decreased 20% in 1996 to approximately $2.1 million from approximately $2.7 million in 1995 due a to decline in royalties from Kmart and the inclusion in 1995 of certain non-recurring royalties. Royalties from other MacGregor licensees remained stable at minimum contractual levels. Royalty income for 1996 included approximately $0.3 million in royalties from licenses which expired at the end of 1996. The larger of these two licenses was with Thom McAn which had licensed the MacGregor trademark for athletic shoes but has withdrawn from the athletic shoe market in recent years. See '--MacGregor Trademark' and 'Business--Riddell--Trademarks, Service Marks and License Agreements.'

     Royalties from the licensing of the Riddell trademark decreased 52% to approximately $0.4 million in 1996 from approximately $0.8 million in 1995. The decline was principally due to two previously announced events which took place near the end of 1995. First, Riddell terminated a license for certain athletic equipment due to the licensee's failure to pay royalties. Secondly, Riddell revised the terms of a license for Riddell branded leisure apparel in conjunction with the related licensee's restructuring of its product lines. The revised leisure apparel license called for a lower level of minimum royalties than those paid in 1995. Riddell also saw a decrease in royalties received from its Riddell athletic footwear licensee as the licensee offset certain amounts against royalties due Riddell in 1996. While the Riddell footwear licensee has resumed payment of royalties to Riddell, the licensee remains in bankruptcy proceedings. Although this licensee must continue to comply with the terms of the license, including payment of royalties, in view of the contested bankruptcy of the licensee, there can be no assurance that royalties will be received in the long term from this licensee. See '--MacGregor Trademark' and 'Business--Riddell--Trademarks, Service Marks and License Agreements.'

     Gross Profit. Gross profit attributable to the sports products and services segment increased 12% to approximately $31.1 million in 1996 from approximately $27.8 million in 1995. Gross profit margin rates for the segment increased to 44.5% of sales in 1996 from 43.7% of sales for 1995. The increase in gross profit is principally due to sales increases discussed above. Other factors contributing to the improvement in gross margins were changes to the sales mix, efficiencies due to higher volumes and selective price increases taken to offset rising costs.

     While trademark licensing does have certain costs including selling, general and administrative expenses, there are no costs which are deducted in arriving at gross profit. Accordingly, each incremental dollar of royalty income results in a dollar increase in gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 9% to approximately $25.4 million in 1996 from approximately $23.3 million in 1995. These increases are attributable to higher levels of selling, marketing and promotional expenses relating to Riddell's sales of competitive athletic products sold to schools and other Institutions. These selling expense increases were incurred in taking certain actions to increase sales of competitive athletic products as discussed above. These increases in selling expenses were offset in part by a modest decline in administrative expenses with the end result that overall selling, general and administrative expenses remained relatively stable as a percentage of revenues, increasing to 35.0% of revenues in 1996 from 34.8% of revenues in 1995. In 1996, Riddell charged $0.5 million of legal expenses relating to the Mac I fraudulent transfer action against a reserve established for the matter in 1995. See 'Business--The Company--Legal Proceedings.' Had this reserve not existed, these amounts would have been charged against selling, general and administrative expenses in 1996.

     Product Liability Expenses. Product liability expenses showed a moderate decrease in 1996. See 'Business--The Company--Product Liability Proceedings and Insurance.'

     Interest Expense. Interest expense was relatively stable at approximately $2.8 million between the two years with an overall decrease of approximately 1%. An overall decrease in average interest rates was offset, in part, by increases in average indebtedness relating to increased levels of overall business volume. A substantial portion of Riddell's borrowings are based on its bank's prime rate, which averaged 8.27% in 1996, a 6% decrease from an average rate of 8.83% in 1995. Average interest rates also decreased as a result of Riddell's issuance of a $7.5 million, 4.1% convertible subordinated note in November 1996. The majority of the proceeds of this note were used to repay indebtedness which carried higher interest rates.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Overview. Operations for the year ended December 31, 1995, resulted in a significant improvement over 1994 operating results. Earnings before an extraordinary item, for the year were approximately $2.4 million, or $0.29 per share. This compares to a loss of approximately $4.9 million, or $0.62 per share, for fiscal 1994. The 1994 operations generated net losses due, in large part, to approximately $6.5 million of pre-tax charges including: (1) a $4.6 million charge for a product liability verdict (subsequently settled) and (2) approximately $1.9 million of non-recurring costs relating to Riddell's transition to direct sales of athletic equipment used by schools and other Institutions, including a special transitional sales return program for discontinued dealers. The 1995 income reflects lower than normal tax expense due to the benefit of a net operating loss carry forward which was recognized during the year. The recognition of this tax benefit had the effect of decreasing tax expense approximately $0.9 million, or $0.11 per share, for 1995.

     An extraordinary item in 1995 consisted of a $1.9 million charge to establish a provision for costs related to certain fraudulent transfer litigation. This provision had been recorded in light of a settlement which had been proposed at the time, but which subsequently failed to materialize. See 'Business--The Company--Legal Proceedings.'

     Excluding the effect of the approximately $6.5 million in pre-tax charges for 1994 discussed above, operating income before interest and taxes for 1995 increased approximately 130% to approximately $5.3 million in 1995 from approximately $2.3 million in 1994.

     Operations for the 1995 and 1994 periods must be viewed in the context of changes that were occurring at the time in Riddell's method of distributing competitive athletic equipment used by schools and other Institutions and by Riddell's increased emphasis on the marketing of sports collectible products. In October 1994 Riddell announced a significant change in its method of distributing Institutional products. Sales of these products, principally football helmets, shoulder pads and related accessories, had historically been made to independent team sports dealers for resale to schools and other Institutions. At the end of 1994 Riddell started marketing these products to schools and other Institutions on a factory direct basis. While the unit volume of certain products declined in 1995, as was anticipated given the magnitude of this difficult change, overall margins on competitive products increased.

     Riddell benefitted from substantial increases in sales of collectible sports products which continue to be the strongest area of growth for Riddell. Profits from these sales were the leading contributor to the increase in operating profitability. Riddell also benefitted from certain managed expense reductions.

     The effects of these factors are described in the following discussion of operating results by line item, together with other matters having a significant effect on Riddell's results of operations.

     Net Sales. Net sales of Riddell's sports products and services segment increased 23% to approximately $63.6 million in 1995 from approximately $51.6 million in 1994. Sales of competitive athletic products were stable in comparison to 1994 levels with an increase of less than 1% after adjusting to eliminate the effect of a special transitional return program for discontinued dealers, which had decreased 1994 sales by $1.4 million. As a result of the change to direct sales, the selling prices of these products increased due to Riddell's ability to capture a portion of the former dealers' markup to Institutional customers. The increases were offset by a decline in the unit volume of these competitive athletic products. Riddell anticipated the potential of a decline in new equipment volume due to the complexity of converting its Institutional sales organization to a factory direct basis.

     Sales of sports collectible products nearly doubled in 1995 increasing approximately 94% from approximately $8.9 million in 1994 to approximately $17.3 million in 1995. Sales of these consumer products, which had also increased more than 80% between 1993 and 1994, have been the strongest area of growth for Riddell in recent periods due to an overall increase in marketing focus, including the introduction of a new line of miniature football helmets in 1994.

     Sales of reconditioning services increased 12% to approximately $21.0 million in 1995 from approximately $18.8 million in 1994. The year-to-date increase in reconditioning sales was principally due to increased volume from Riddell's acquisition of Raleigh Athletic Equipment Corporation in January 1995.

     Royalty Income. Royalty income decreased 11% to approximately $3.4 million in 1995 from approximately $3.8 million in 1994. MacGregor licensing royalties increased 4% to approximately $2.7 million in 1995 from approximately $2.6 million in 1994 due to increased royalties from Kmart and certain non-recurring royalties. Royalties from other MacGregor licensees remained stable at minimum contractual levels (licensees generally pay Riddell the higher of royalties based on a percentage of their related business volume or an annual minimum guaranteed royalty).

     The increase in MacGregor royalties was offset by a decline in royalties from the licensing of the Riddell trademark. Riddell royalties decreased 40% to approximately $0.8 million in 1995 from approximately $1.3 million in 1994. In addition to current royalties, Riddell licensing income for 1994 had included approximately $0.5 million received from its Riddell athletic footwear licensee at the time certain litigation between the licensee and Riddell was settled. Royalties from the Riddell athletic footwear licensee were approximately $0.3 million for 1995.

     Gross Profit. Gross profit attributable to the sports products and services segment increased 28% to approximately $27.8 million in 1995 from approximately $21.8 million in 1994. Gross profit margin rates for the segment increased to 43.7% of sales in 1995 from 42.2% of sales for 1994. The increase in gross margin rates reflects a number of factors. First, Riddell experienced increased margins on competitive protective athletic products sold to schools and other Institutions due to Riddell's ability to capture a portion of the former dealers' markup to Institutional customers as a result of the change to direct sales. However, this increase was offset somewhat by the effect of the unit volume decreases of these products discussed above. These volume decreases resulted in higher unit costs since fixed manufacturing and distribution overhead costs do not vary with lower volume. Margin rates were also favorably impacted by increases in sales of sports collectible products, as the increases were in product lines which carry margins higher than the average for other products.

     While trademark licensing does have certain costs including selling, general and administrative expenses, there are no costs which are deducted in arriving at gross profit. Accordingly, each incremental dollar of royalty income results in a dollar increase in gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11% to approximately $23.3 million in 1995 from approximately $21.1 million in 1994. These increases are attributable to increased selling and marketing expenses relating to both Riddell's change to Institutional sales for competitive products sold to schools and other Institutions and Riddell's increased efforts in the marketing and sales of sports collectible products. These increases also include related costs associated with operations acquired during the past year. The increased selling and marketing expenses were offset by managed reductions in administrative expenses of approximately $0.5 million. As a result of these reductions and sales volume increases, overall selling, general and administrative expenses decreased as a percentage of revenues from 38.1% of revenues in 1994 to 34.8% of revenues in 1995, despite the increased marketing efforts. Legal expenses relating to non-operating litigation matters remained relatively constant in relation to 1994 levels.

     Product Liability Expenses. Product liability expenses decreased 65% to approximately $2.7 million in 1995 from approximately $7.5 million in 1994, as 1994 expense included the effects of a $1.5 million adjustment to product liability reserves taken in the fourth quarter, and the effects of a $4.6 million charge (reported as a separate item in Riddell's Consolidated Statement of Operations for the year ended December 31, 1994). Product liability expense for 1995 was impacted by the cost of an insurance program implemented at the end of 1994, which exceeded that expense in the prior year by approximately $1.0 million. See 'Business--The Company--Product Liability Proceedings and Insurance.'

     Interest Expense. Interest expense increased 40% in 1995 to approximately $2.8 million from approximately $2.0 million in 1994. The increase was due to an increases in average interest rates and average indebtedness during the year. A substantial portion of Riddell's borrowings are based on its bank's prime rate. The average prime rate for 1995 was 8.83%, a 24% increase over the average prime rate of 7.14% in 1994. The prime rate was 8.5% at December 31, 1995. Average indebtedness increased due to increased working capital demands.

MACGREGOR TRADEMARK

     Riddell acquired certain rights to the MacGregor trademark and related license agreements as part of an acquisition in 1988 at an allocated cost of approximately $20.1 million. Riddell is amortizing the trademark rights over a period of forty years, and the license agreements over their terms. The unamortized cost of these assets included in intangible assets at December 31, 1996 was approximately $14.4 million. See Note 4 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus. Riddell considers licensing revenues derived from the MacGregor trademark rights to be a material part of its business. A material decline in the royalties from the MacGregor trademark rights could have a material adverse effect on Riddell's results of operations. Furthermore, if there were a material decline in the revenues from the MacGregor trademark, then the carrying amount of the MacGregor trademark rights could be deemed to have been impaired. A write-down for such impairment could have a material adverse effect on Riddell's financial position and results of operations. As disclosed in 'Business--Riddell--Trademarks, Service Marks and License Agreements,' Riddell and Meldisco recently reached an agreement in principal, subject to negotiation and execution of final documentation, that Meldisco will continue to sell athletic footwear bearing the MacGregor trademark at Kmart stores pursuant to a license expected to be effective when the Kmart license expires in 1998. Kmart has an exclusive license to use the MacGregor trademark on certain athletic apparel (e.g., jogging suits and sweat separates), athletic bags and knapsacks and a non-exclusive license on other products such as athletic socks. Riddell plans to establish a new license for the apparel category effective when the Kmart license expires in 1998. While Riddell believes it will be successful in renewing or replacing the license in a manner which will continue to generate revenues sufficient to support the carrying value of the trademark rights, there can be no assurance that it will be successful in doing so.

VARSITY

GENERAL

     Over the past three years, Varsity's revenues and net income have grown substantially. Revenues have grown from approximately $62.6 million in the twelve-month period ended December 31, 1994 to approximately $88.4 million in the twelve months ended December 31, 1996, and net income has grown from approximately $3.8 million in the twelve months ended December 31, 1994 to approximately $5.2 million in the twelve months ended December 31, 1996. This growth is due to Varsity's strategy of expanding its school spirit product lines and sales force, increasing enrollment in its cheerleader and dance team camp sessions increasing participation in special events such as parades and bowl games and visibly promoting its business, as well as the school spirit industry, primarily through nationally televised cheerleading and dance team championships. In addition, in December 1994, Varsity acquired the group tour business of Intropa International/USA, Inc., with whom Varsity had worked in the past in promoting its international and domestic travel events, further contributing to revenue growth from Varsity's special events. In May 1996, through its subsidiary, Varsity USA, Inc. ('USA'), Varsity purchased the camp business of United Special Events, Inc., a California-based company with a strong position in the western region of the United States, which complemented Varsity's existing camp operations. Varsity plans to increase its revenues and market penetration in the future by continuing to implement its growth strategy (primarily focusing on the youth, junior high, high school, and junior college markets) and by utilizing its reputation for quality, design, and on-time delivery of its cheerleading and dance uniforms and for professional instruction and supervision at its cheerleader and dance team camps and special events. Varsity is also analyzing new growth opportunities in the school spirit and cheerleading industries.

     Effective April 1994, Varsity changed its fiscal year end from March 31 to December 31. Therefore, the fiscal period ended December 31, 1994 consists of a nine-month period as compared to the twelve-month period ended December 31, 1995. Accordingly, a discussion of significant changes between the twelve-month periods ended December 31, 1995 and 1994, has also been included herein. Each of these discussions should be read with the discussion set forth above under '--Seasonality.'

RESULTS OF OPERATIONS

     The following table sets forth statement of income data of Varsity as a percentage of total net revenues for the periods indicated:


                                                                                                  THREE MOS.
                                                  NINE MOS.    TWELVE MOS.      YEAR ENDED          ENDED
                                                    ENDED      ENDED DEC.      DECEMBER 31,       MARCH 31,
                                                  DEC. 31,         31,        --------------    --------------
                                                    1994          1994        1995     1996     1996     1997
                                                  ---------    -----------    -----    -----    -----    -----
Revenues:
  Uniforms and accessories.....................      60.2%         60.1%       58.3%    55.9%    35.5%    33.7%
  Camps and events.............................      39.8          39.9        41.7     44.1     64.5     66.3
                                                    -----         -----       -----    -----    -----    -----
  Total........................................     100.0         100.0       100.0    100.0    100.0    100.0
                                                    -----         -----       -----    -----    -----    -----
Cost of revenues:
  Uniforms and accessories.....................      31.3          31.7        31.0     30.3     25.2     23.9
  Camps and events.............................      28.2          28.3        30.6     30.3     48.2     45.5
                                                    -----         -----       -----    -----    -----    -----
Gross profit...................................      40.5          40.0        38.4     39.4     26.6     30.6
Selling, general and administrative expenses...      27.1          30.2        30.0     29.8     66.2     65.4
                                                    -----         -----       -----    -----    -----    -----
Operating income (loss)........................      13.4           9.8         8.4      9.6    (39.6)   (34.8)
Other income (expense).........................       0.3           0.3         0.2      0.1      0.7      0.7
                                                    -----         -----       -----    -----    -----    -----
Income (loss) before taxes on income...........      13.7          10.1         8.6      9.7    (39.0)   (34.1)
Taxes (benefit) on income......................       5.4           4.0         3.1      3.9    (15.5)   (13.5)
                                                    -----         -----       -----    -----    -----    -----
Net income (loss)..............................       8.3%          6.1%        5.5%     5.8%   (23.5)%  (20.5)%
                                                    -----         -----       -----    -----    -----    -----
                                                    -----         -----       -----    -----    -----    -----

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Revenues. Total revenues increased 30.0% to approximately $8.3 million in the three months ended March 31, 1997 from approximately $6.4 million in the three months ended March 31, 1996.

     Revenues from the sale of uniforms and accessories increased by 23.6% to approximately $2.8 million in the three months ended March 31, 1997 from approximately $2.3 million in the three months ended March 31, 1996. This increase was primarily attributable to a strong increase in campwear and accessories sales at Varsity's annual championship events for college cheerleading and dance, high school cheerleading, high school dance and All Stars (as hereinafter defined).

     Camp and event revenues increased by 33.5%, to approximately $5.5 million in the three months ended March 31, 1997, from approximately $4.1 million in the three months ended March 31, 1996. This increase was primarily attributable to approximately $1.0 million of additional championships and special events revenues associated with the USA camp business acquired in May 1996, combined with a current period increase in the number of participants at each of the college cheerleading and dance, high school dance and the All Star championships.

     Gross Profit. Gross profit increased by 49.9% to approximately $2.6 million in the three months ended March 31, 1997 from approximately $1.7 million in the three months ended March 31, 1996.

     Gross profit from the sale of uniforms and accessories as a percentage of such sales increased to 29.1% in the three months ended March 31, 1997 from 28.9% in the three months ended March 31, 1996. This increase is primarily due to the increase in campwear and accessories sales at Varsity's national championships, which have slightly higher margins than the Varsity's other purchased product lines.

     Gross profit margins associated with camps and special events as a percentage of such sales increased to 31.4% in the three months ended March 31, 1997 from 25.2% for the three month period ended March 31, 1996. The gross profit margins were positively impacted by the higher gross profit margins realized by the championships and special events associated with the recently acquired USA camp business, as compared to Varsity's other such events. Further, economies of scale were realized by spreading Varsity's related fixed costs over a larger revenue base.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1997 were approximately $5.5 million as compared to approximately $4.3 million in the three months ended March 31, 1996. Selling, general and administrative expenses as a percentage of sales decreased to 65.4% for the three months ended March 31, 1997 from 66.2% in the three months ended March 31, 1996, primarily due to the economies of scale realized by spreading all of Varsity's administrative costs over a greater revenue base. The increase of approximately $1.2 million in selling, general and administrative expenses was primarily due to increases of approximately $0.7 million in payroll and personnel costs, including approximately $63,000 in additional selling commissions and related expenses, and approximately $0.2 million attributable to USA personnel. There were also increases of approximately $0.3 million of operating costs (excluding payroll) incurred by USA, and approximately $65,000 associated with equipment repairs. Additional depreciation expense of approximately $76,000, primarily relating to recent acquisitions of computer equipment and software, also contributed to the increase.

     Net Loss. The net loss increased 13.7% to approximately $1.7 million for the three months ended March 31, 1997 as compared to approximately $1.5 million in the same period last year. The increase in the loss is primarily attributable to an increase of approximately $1.2 million in operating costs, partially offset by an increase of approximately $0.9 million in gross profit. The net loss per share for the period was $0.36 as compared to $0.32 for the same period last year.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues increased 17.1% to approximately $88.4 million in the year ended December 31, 1996 from approximately $75.5 million in the year ended December 31, 1995.

     Revenues from the sale of uniforms and accessories increased 12.3% to approximately $49.5 million in the year ended December 31, 1996 from approximately $44.0 million in the year ended December 31, 1995. The increase was primarily attributable to a strong increase in shoe and accessory sales combined with an 8.5% sales growth in other product lines. Other factors contributing to the sales increase include a combination of expansion within existing product lines and the introduction of new designs, and, to a much lesser extent, a small price increase on certain items. In addition, Varsity increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory further contributed to the sales volume increases by improving on-time delivery.

     Camp and event revenues increased approximately $7.5 million, or 23.9%, to approximately $39.0 million in the year ended December 31, 1996 from approximately $31.5 million in the year ended December 31, 1995. This increase was primarily attributable to approximately $4.2 million of 1996 revenues associated with the USA camp business acquired in May 1996, combined with higher incremental revenues derived from a 21.4% increase in camp participants (or 7.1% exclusive of USA participants), and a 3.7% increase in the average gross tuition per camp participant during the 1996 summer season.

     The revenue increase was also attributable to an increase in the number of participants in the 1996 National High School Dance and Cheerleading Championships as compared to the same events held in 1995 and to two new Company sponsored championships, the All Star Championship in March 1996 and the National Jumprope Championship in June 1996.

     Gross Profit. Gross profit increased 20.1% to approximately $34.8 million in the year ended December 31, 1996 from approximately $29.0 million in the year ended December 31, 1995. Gross profit as a percentage of total revenues increased to 39.4% in the year ended December 31, 1996 from 38.4% in the year ended December 31, 1995.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 45.7% in the year ended December 31, 1996 from 46.9% in the year ended December 31, 1995. A significant portion of the overall sales increase related to the purchased product lines, such as shoes and accessories, which have lower margins than custom manufactured goods, such as uniforms. Specifically, 46.4% of the revenues from merchandise was attributable to the sale of uniforms and 53.6% to the sale of accessories in the year ended December 31, 1996, compared with 47.7% of such revenue attributable to uniforms, and 52.3% to accessories in the year ended December 31, 1995. Varsity expects this shift in mix to continue for the foreseeable future.

     Gross profit margins associated with camps and special events increased to 31.3% in the year ended December 31, 1996 from 26.5% in the year ended December 31, 1995. This increase was primarily due to more efficient staffing at summer camps, resulting in savings in instructor payroll, travel and training costs. The increase is also attributable to economies of scale realized from spreading certain administrative costs over a larger number of camp participants and to decreased travel costs associated with Varsity's group tour business. The gross profit margins were negatively impacted in 1996 by the lower gross profit margins realized by the camp business acquired in May 1996 by USA, as compared to Varsity's other camp business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 16.4% to approximately $26.4 million in 1996 from approximately $22.7 million in 1995. Selling, general and administrative expenses as a percentage of sales decreased to 29.8% for the year ended December 31, 1996 from 30.0% for the year ended December 31, 1995, primarily due to the economies of scale realized by spreading all of Varsity's fixed administrative costs over a greater revenue base. The increase of $3.7 million in selling, general and administrative was partially due to increases of approximately $2.8 million in payroll and personnel costs, including approximately $0.7 million in additional selling commission and related expenses, approximately $0.3 million in additional consulting fees, partially associated with the additional championships and approximately $0.5 million attributable to USA personnel. There were also increases of approximately $0.4 million of operating costs (excluding payroll) incurred by USA, approximately $0.1 million of additional costs associated with the publication and distribution of annual catalogs and brochures, and approximately $0.3 million in additional telephone expenses. Additional depreciation expense of approximately $0.3 million, primarily related to recent acquisitions of computer equipment and software, contributed to the increase.

     Income Taxes. As a result of the above, income before income taxes increased 32.4% to approximately $8.6 million for the year ended December 31, 1996 from approximately $6.5 million for the year ended December 31, 1995. The effective income tax rate was 39.6% for the year ended December 31, 1996 compared with 36.0% for the year ended December 31, 1995. The increase in the effective tax rate primarily results from the favorable settlement of a tax matter in the year ended December 31, 1995.

     Net Income. Net income increased 25.0% to approximately $5.2 million in the year ended December 31, 1996 from approximately $4.2 million in the year ended December 31, 1995 and net income per share increased by 23.6% to $1.10 per share in the year ended December 31, 1996 from $0.89 per share in the year ended December 31, 1995. The weighted average common shares and equivalent shares increased to 4,734,000 in the year ended December 31, 1996 from 4,679,000 in the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1994

     Revenues. Total revenues increased 26.7% to approximately $75.5 million in the year ended December 31, 1995 from approximately $59.6 million in the nine months ended December 31, 1994 ('short period').

     Revenues from the sale of uniforms and accessories increased 22.8% to approximately $44.0 million in 1995 from approximately $35.9 million in the short period. The increase in uniform and accessory revenues was due to a combination of new designs and expansion within existing product lines, increased unit sales, and, to a much lesser extent, a small price increase on certain items. Varsity also continued its early order sales incentive program (first implemented in March 1994 and made available to all customers who submitted orders prior to April 15), resulting in an increased response over the prior year. In addition, Varsity increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory further contributed to the sales volume increase by improving on-time delivery.

     Camp and event revenues increased 32.6% to approximately $31.4 million in 1995 from approximately $23.7 million in the short period. This increase was due to (1) incremental revenues of approximately $3.8 million recognized from the group travel business of Intropa, which was acquired by Varsity in December, 1994, and (2) higher revenues derived from a combination of a 13.9% increase in camp participants, to approximately 156,000 in the 1995 summer season from approximately 137,000 in the 1994 summer season and an increase of 1.8% in gross tuition per camp participant during the 1995 summer season. In addition, calendar 1995 included revenues from the National Dance Team Championship held in February, which were not included in the short period. These increases were partially offset by decreases in participation in certain of Varsity-sponsored holiday parade and bowl game performances in the last quarter of 1995, as compared to record participation that it experienced at certain of these events in the prior period.

     Gross Profit. Gross profit increased 20.3% to approximately $29.0 million in 1995 from approximately $24.1 million in the short period. Gross profit as a percentage of total revenues decreased to 38.4% in calendar 1995 from 40.5% in the short period.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 46.9% in 1995 from 48.0% in the short period. The percentage decrease was partially attributable to increases in overhead, including additional facilities and warehouse space required to service increased sales volumes. A portion of the remaining decrease was attributable to a shift in the mix of products sold between uniforms, which have higher margins, and accessories, which have lower margins. Specifically, 47.7% of the revenues from merchandise were attributable to the sale of uniforms and 52.3% to the sale of accessories in 1995, compared to 49.1% of such revenue attributable to uniforms and 50.9% to accessories in the short period. Varsity expects this shift in mix to continue in the future.

     Gross profit margins associated with camps and special events decreased to 26.5% in 1995 from 29.1% in the short period. This percentage decrease was partially attributable to greater than anticipated increases in instructor payroll, travel, and training costs, which resulted from the 1995 regionalization of certain administrative functions in the summer camp program. In addition, the gross margin generated by Intropa has historically been and is expected to continue to be lower than the margin generated by Varsity in its camps and other special events. Finally, Varsity incurred additional student housing costs resulting from camp closings due to Hurricane Erin in the Southeast and intense summer heat in the Midwest and Northeast. In certain instances, Varsity was also required to pay guaranteed student housing costs resulting from last-minute cancellations of camp reservations in excess of cancellation fees received from the camp participants. These decreases were partially offset by improved margins earned on certain of the company-sponsored 1995 holiday parade and bowl game performances.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses in 1995 increased 40.7% to approximately $22.7 million, or 30.0% of revenues in 1995, from approximately $16.1 million, or 27.1% of revenues in the short period. This increase as a percentage of revenues primarily reflects that the short period figures do not include the months of January, February, and March, during which revenues are generally nominal and during which considerable fixed selling, general, and administrative expenses are incurred. The increase of approximately $6.6 million in selling, general, and administrative expenses was partially due to an increase of approximately $2.4 million in payroll and personnel costs, including approximately $1.3 million in increased selling commissions, sales representative training, and other expenses which are impacted by increased sales volume, as well as approximately $0.5 million in payroll costs attributable to Intropa personnel. Varsity's results also include increases of approximately $0.7 million attributable to additional fixed costs (including rent, depreciation, and insurance) relating to the expansion of office and storage space, approximately $0.3 million associated with the publication and distribution of annual catalogs and brochures, and approximately $0.5 million of operating costs (excluding payroll) incurred by Intropa. Postage/express mail and travel increased approximately $0.4 million and approximately $0.3 million, respectively, relating to an increased revenue and customer base.

     Income Taxes. As a result of the above, income before income taxes decreased 20.0% to approximately $6.5 million in 1995 from approximately $8.1 million in the short period. The effective income tax rate was 36.0% in 1995 compared to 39.6% in the short period. The decrease in the effective tax rate primarily results from the favorable conclusion of an income tax examination and a corresponding reversal reduction in the related tax accrual liability recognized in the short period.

     Net Income. Net income decreased 15.3% to approximately $4.2 million from approximately $4.9 million in the short period and net income per share decreased 16.8% to $.89 per share in 1995 from $1.07 per share in the short period. The weighted average common shares and equivalent shares outstanding increased to 4,679,000 in 1995 from 4,587,000 in the short period.

TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994 (UNAUDITED)

     Revenues. Total revenues increased 20.6% to approximately $75.5 million in the year ended December 31, 1995 from approximately $62.6 million in the year ended December 31, 1994.

     Revenues from the sale of uniforms and accessories increased 17.0% to approximately $44.0 million in 1995 from approximately $37.6 million in 1994. The increase in uniform and accessory revenues was due to a combination of new designs and expansion within existing product lines, increased unit sales, and, to a much lesser extent, a small price increase on certain items. Varsity also continued its early order sales incentive program (first implemented in March, 1994 and made available to all customers who submitted orders prior to April
15), resulting in an increased response over the prior year. In addition, Varsity has increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory has further contributed to the sales volume increase by improving on-time delivery.

     Camp and event revenues increased 26.0% to approximately $31.4 million in 1995 from approximately $25.0 million in 1994. The increase was due to (i) incremental revenues of approximately $3.8 million recognized from the group travel business of Intropa, which was acquired by Varsity in December, 1994, and
(ii) higher incremental revenues derived from a combination of a 13.9% increase in camp participants, to approximately 156,000 in the 1995 summer season from approximately 137,000 in the 1994 summer season, and (iii) an increase of 1.8% in gross tuition per camp participant during the 1995 summer season. These increases were partially offset by decreases in participation in certain of Varsity-sponsored holiday parade and bowl game performances in the last quarter of 1995, as compared to record participation that it had at certain of these events in the prior year.

     Gross Profit. Gross profit increased 15.8% to approximately $29.0 million in 1995 from approximately $25.0 million in 1994. Gross profit as a percentage of total revenues decreased to 38.4% in 1995 from 40.0% in 1994.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 46.9% in 1995 from 47.2% in 1994. The percentage decrease was partially attributable to increases in overhead, resulting from additional facilities and warehouse space required to service increased sales volumes. A portion of the remaining decrease was attributable to a shift in the mix of products sold between uniforms, which have higher margins, and accessories, which have lower margins. Specifically, 47.7% of the revenues from merchandise were attributable to the sale of uniforms and 52.3% to the sale of accessories in 1995, compared to 49.1% of such revenue attributable to uniforms and 50.9% to accessories in 1994. Varsity expects this shift in mix to continue in the future.

     Gross profit margins associated with camps and special events decreased to 26.5% in 1995 from 29.1% in 1994. This percentage decrease was partially attributable to greater than anticipated increases in instructor payroll, travel, and training costs, resulting from the 1995 regionalization of certain administrative functions in the summer camp program. In addition, the gross margin generated by Intropa has historically been and is expected to continue to be lower than the margin generated by Varsity in its camps and other special events. Finally, Varsity incurred additional housing costs resulting from camp closings due to Hurricane Erin in the Southeast and intense summer heat in the Midwest and Northeast. In certain instances, Varsity was also required to pay guaranteed student housing costs resulting from last-minute cancellations of camp reservations in excess of cancellation fees received from the camp participants. These decreases were partially offset by improved margins earned on certain of the 1995 Varsity-sponsored holiday parade and bowl game performances.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses in 1995 increased 19.9% to approximately $22.7 million, or 30.0% of revenues, from approximately $18.9 million, or 30.2% of revenues in 1994. The increase of approximately $3.8 million in selling, general, and administrative expenses was partially due to an increase of approximately $1.7 million in payroll and personnel costs, including approximately $0.9 million in increased selling commissions, sales representative training, and other related selling expenses which are impacted by increased sales volume, as well as approximately $0.5 million in payroll costs attributable to Intropa personnel. Varsity incurred increases of approximately $0.3 million attributable to additional fixed costs (including rent, depreciation, and insurance) relating to the expansion of office and storage space, approximately $0.3 million associated with the publication and distribution of annual catalogs and brochures, and approximately $0.5 million of operating costs (excluding payroll) incurred by Intropa. Postage/express mail and travel increased approximately $0.3 million and approximately $0.2 million, respectively, relating to an increased revenue and customer base.

     Income Taxes. As a result of the above, income before income taxes increased 3.2% to approximately $6.5 million in 1995 from approximately $6.3 million in 1994. The effective income tax rate was 36.0% in 1995 compared to 39.4% in 1994. The decrease in the effective tax rate primarily results from the favorable conclusion of an income tax examination.

     Net Income. Net income increased 9.0% to approximately $4.2 million from approximately $3.8 million in 1994 and net income per share increased by 7.2% to $.89 per share in 1995 from $.83 per share in 1994. The weighted average common shares and equivalent shares outstanding increased to 4,679,000 in 1995 from 4,587,000 in 1994.

NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128'), which simplifies the standards for computing earnings per share ('EPS') previously found in Accounting Principles Board Opinion No. 15, 'Earnings Per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly held common stock or potential common stock. The Company will adopt SFAS 128 in financial statements issued for the year ending December 31, 1997. The effect of adopting this new standard has not been determined.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

     The Acquisition will have a significant impact on the Company's financial condition. At March 31, 1997, Riddell had total consolidated indebtedness of $35.1 million and Varsity had total consolidated indebtedness of $0.6 million. On a pro forma basis, after giving effect to the Transactions, the Company's total consolidated indebtedness would have been $135.2 million at that date.

     After giving effect to the Offering and anticipated borrowings under the New Credit Facility, interest payments on the Senior Notes and interest and principal payments under the New Credit Facility will significantly increase the interest charges of the Company. The Senior Notes will require semi-annual interest payments commencing in January 1998. Borrowings under the New Credit Facility bear interest at a variable rate. The New Credit Facility consists of a five year revolving credit and working capital facility in a maximum amount not to exceed $40.0 million through September 30, 1997 and $35.0 million thereafter with amounts borrowed thereunder to be subject to a borrowing base of inventory and accounts receivable. See 'The Acquisition' and 'Description of Other Indebtedness--The New Credit Facility.'

     In addition to its debt service obligations, the Company requires liquidity for working capital and capital expenditures. The Company experiences seasonal changes in its working capital as discussed under '--Seasonality' above. In 1996, combined capital expenditures were approximately $3.0 million which the Company believes is representative of amounts to be expected in 1997.

     The Company's primary sources of liquidity are cash flows from operations and borrowings under the New Credit Facility. Immediately after consummation of the Transactions, approximately $27.3 million will be available to the Company from borrowings under the New Credit Facility, subject to inventory and accounts receivable levels on a pro forma basis at March 31, 1997, after giving effect to the Transactions. The Company anticipates that its working capital requirements, capital expenditures and debt service requirements for fiscal 1997 will be satisfied through a combination of cash flow from operations and funds available under the New Credit Facility.

                                    BUSINESS

GENERAL

OVERVIEW

     The Company is the world's leading manufacturer and reconditioner of football protective equipment and is the nation's leading supplier of products and services to the school spirit industry. The Company conducts its business through two principal operating divisions: the Riddell Group Division and the Varsity Group Division. The Company believes that the Riddell brand is one of the best known and recognizable in all of sports. Management estimates that Riddell football equipment is worn by more than 80% of all professional NFL players, and by more than 50% of all high school and collegiate players. In addition to the sale of new protective athletic equipment, Riddell is the only national reconditioner of athletic equipment. Additionally, Riddell markets both full-size and miniature collectible helmets and other collectible products, and licenses its Riddell(Registered) and MacGregor(Registered) trademarks for use in athletic footwear and apparel. Varsity designs and markets innovative cheerleader, dance team, and booster club uniforms and accessories for sale to the school spirit industry. Varsity is also a leading operator of high school and college cheerleader and dance team camps. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. The Company believes that it has one of the largest nationwide direct sales forces that focuses on the extracurricular activities segment of the educational Institutional market. After giving effect to the Transactions, including the Acquisition and the Offering, the Company would have had net revenues and pro forma EBITDA of approximately $160.8 million and $18.1 million, respectively, for the year ended December 31, 1996.

EDUCATIONAL ATHLETIC MARKET

     The 1997 edition of Patterson's American Education has reported that there are approximately 14,900 junior high schools, 19,300 high schools (of which the Company believes over 15,000 have a football program), 1,750 junior colleges and 1,500 colleges located throughout the United States. According to the National Federation of State High School Associations, there are more than 5,800,000 students participating in organized athletic programs at high schools located in the United States. The level of participation in high school football has remained relatively stable over the past 10 years with participants averaging in excess of 900,000 per year. The Company believes that there are in excess of 1,000,000 participants in the school spirit industry.

THE ACQUISITION




     On May 5, 1997, Riddell, Merger Sub and Varsity entered into the Merger Agreement. Pursuant to the Merger Agreement, on June 19, 1997, Merger Sub completed its cash tender offer for all outstanding shares of common stock of Varsity (the 'Varsity Tender Offer'). A total of 4,511,415 Varsity shares, or approximately 98.5% of Varsity's then outstanding shares, were purchased pursuant to the Varsity Tender Offer. Pursuant to the terms of the Merger Agreement, on July 25, 1997, Varsity was merged with Merger Sub and became a wholly owned subsidiary of the Company. All remaining shares of Varsity common stock not tendered and purchased in the Varsity Tender Offer were converted into the right to receive $18.90 per share. Because Merger Sub owned more than 90% of the outstanding shares, under the TBCA, no vote was required by the shareholders of Varsity to effect the Merger. Riddell's Former Credit Agreement was refinanced with the proceeds of the Offering and the New Credit Facility, which refinancing will occur simultaneously with the Acquisition. The Company used the net proceeds from the Offering and the initial borrowings under the New Credit Facility to finance the Acquisition, to refinance the Former Credit Agreement, and to pay fees and expenses of the Transactions.


     The Company believes that the Acquisition will better position it to pursue growth opportunities in the Institutional market. The Company regards the Acquisition as an opportunity to achieve certain strategic objectives, including providing the Company with the scale necessary to expand the direct marketing of its products to include the more female dominated segment of the Institutional market. The Acquisition will allow Riddell to benefit from Varsity's strong and consistent growth record, providing a foundation for future growth through product development, product line extensions and complementary acquisitions. The Acquisition will improve Riddell's ability to serve the Institutional market by:
(i) enhancing the size and scope of the Institutional sales force; (ii) expanding and enhancing the Company's 'unique' relationships with the decision-makers for athletic equipment and services; (iii) accelerating new product development and entry into new markets; (iv) facilitating the implementation of its Institutional sales force information systems; and (v) broadening management. Specifically, the Company believes that it will derive the following benefits from the Acquisition:


  o ENHANCING INSTITUTIONAL SALES FORCE. As a result of the Acquisition, the Company's full-time sales force increased from 114 to 249. The Company anticipates having separate sales forces for male and female sports and activities. The combined Institutional sales force of Riddell and Varsity will command a greater market presence than would either company's sales force on a stand-alone basis. The Company intends to widen the focus of the Varsity sales force from the cheerleading coach to coaches of all female sports and activities. Historically, these coaches have been served primarily by independent dealers. The Company expects to derive other benefits from the Riddell and Varsity sales forces working together, such as (i) leveraging relationships to provide referrals, or cross-leads, in schools not currently served by both Riddell and Varsity, (ii) cross-marketing its product lines to provide increased sales (e.g., Riddell relationships used to sell Varsity camps, clinics, competitions and tours and Varsity relationships used to sell Riddell's practicewear) and (iii) improving customer service by increasing the ratio of sales representatives to schools.


          The Company intends to continue to increase the size of its sales force, due to the competitive advantages of the direct sales strategy. By increasing the size of its sales force, reducing the size of sales territories, and increasing the number of products available for sale, the Company expects that its sales people will be able to spend more time productively in each school.

  o ENHANCING UNIQUE SELLING RELATIONSHIPS. The Company sells product-related services which strengthen relationships with its customers who make the equipment purchasing decisions. Riddell, as a factory-direct supplier and reconditioner, builds strong relationships through quick repair or replacement on game-day as well as pick-up, cleaning and safety recertification for football and baseball protective equipment at the end of the season. No other football helmet manufacturer that services the Institutional market provides reconditioning services. Varsity develops strong relationships with its customers for cheerleading and dance uniforms during the camp experience through its sponsorship of special events, including popular holiday parades and regional and national championships, and its group travel tour activities. In addition, Varsity offers special training sessions and instructional manuals specifically aimed at the coaches or other persons responsible for supervising the cheerleading and dance team activities.

  o ACCELERATING NEW PRODUCT DEVELOPMENT AND NEW MARKET ENTRY. Management believes that the Acquisition will position the Company to expand into the booster/fund raising market, the broader market for sports camps. Cheerleading and other school activities, such as band, are often participant-funded activities, not school-funded. Cheerleaders may sponsor fundraising activities and sell various products to fund their activity. The Company believes that by combining Varsity's relationship with cheerleaders and Riddell's product development knowledge, it has the ability to become a significant participant in the booster/fundraising market. Many of the Company's existing products (such as mini-football and baseball batter helmets and silk-screened t-shirts, shorts and sweatshirts) are particularly well suited for the booster/fund raising market, and through Riddell's expertise in molded plastic design and manufacturing, the Company intends to develop new booster products. Management also expects that the Company's experience in licensing its brands could be extended to licensing Varsity's brands.

  o FACILITATING IMPLEMENTATION OF SALES FORCE INFORMATION SYSTEMS. The Company plans to expand its automated order entry processing system over the next few years and to provide laptop computers to each sales person for information collection and order processing. While Varsity has already begun to automate its sales information system, Riddell has not yet done so. Varsity's sales force uses laptop computers and Varsity has developed its own proprietary software. Management expects that Varsity's experience should accelerate and facilitate Riddell's automation of its order entry processing system. Management expects that the in-field automation of sales information will enhance its competitive advantage by providing Company personnel with faster access to information concerning its customers and speeding the order entry process, thereby enabling sales personnel to spend more time selling and less time writing sales orders.

  o BROADENING MANAGEMENT. The Acquisition combines two strong management teams with diverse and complementary backgrounds. The Company operates Riddell and Varsity as two separate divisions under a broadened management team. Varsity's management team has been together over eight years and has consistently produced a record of growth and profitability. Riddell's management has significant experience in the sporting goods industry and in managing large public corporations. In connection with the Acquisition, the top four executives of Varsity purchased $4.4 million of newly issued Riddell common stock.

RIDDELL

GENERAL

     Riddell is the world's leading manufacturer of high school, college and professional football helmets, with market share estimated at over 50%, and believes it has a leading market share in other protective equipment, such as shoulder pads. Riddell sells these products primarily to high schools, colleges and other Institutions. The Company sells in excess of 200,000 football helmets a year, over 100,000 of which are used by high school, collegiate and professional players. Riddell also sells shoulder pads, including a line of premium pads under the Power(Registered) name, as well as a line of accessory pads which include thigh, hip, rib and knee pads.

     Through its subsidiary, All American, Riddell is the world's leading reconditioner of football helmets, shoulder pads and other related equipment, and the only football helmet manufacturer that provides reconditioning services to the Institutional market. Reconditioning typically involves cleaning, sanitizing, buffing or painting, and recertifying helmets as conforming to NOCSAE standards. NOCSAE establishes industrywide standards for protective athletic equipment. Riddell may also replace face guards, interior pads and chin straps. In addition, Riddell reconditions shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Riddell believes its customer relationships are strengthened by providing reconditioning services through its Institutional market sales force to the same athletic coaches generally responsible for athletic equipment purchases.

     Riddell maintains a promotional rights agreement with the NFL's licensing division which requires the Riddell name to appear on the front and on the chin straps of each Riddell helmet used in NFL play. The NFL Agreement further requires all teams in the NFL to cover any indicia of brand identification of other manufacturers which might otherwise appear on helmets, face masks or chin straps not manufactured by Riddell but used during league play. The recognition resulting from the frequent appearance of the Riddell name on helmets in televised football games as well as in photographs in newspapers and magazines such as Sports Illustrated is viewed by management as important to its overall sales, marketing and licensing efforts. The NFL Agreement, which originated in 1989, expires in April 1999 and automatically extends for unlimited successive five-year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remains comparable to the best available technology as reasonably determined by the NFL.

     To better capitalize on Riddell's premium brand name, in 1993, David Mauer, the former President of Mattel U.S.A., became Riddell's Chief Executive Officer and initiated a strategic repositioning of Riddell's business, including assembling Riddell's current management team. In October 1994, management implemented a significant change in its Institutional distribution system by eliminating the network of independent team dealers which historically sold products to the Institutional market and began selling athletic equipment directly to its Institutional customers. Riddell implemented its strategy by utilizing the All American reconditioning sales force that had previously been selling reconditioning services to its Institutional customers. Management subsequently increased All American's full-time sales force from 80 in 1994 to 114 in 1996. The change to direct sales has (i) enabled Riddell to increase its sales and profitability, (ii) facilitated the introduction and cross-selling of Riddell's non-football-related products such as practicewear and baseball equipment, (iii) improved control over the sales efforts to Institutions and
(iv) provided better access to detailed sales information for analysis.

     In addition to repositioning its Institutional marketing effort, management also refocused its retail collectible business. Riddell's retail collectible business began with miniature and full-size collectible football helmets displaying NFL and college team logos. Management's strategy with respect to the retail collectible market has been to (i) reduce production costs, (ii) segregate products by distribution channels and (iii) accelerate new product development. Riddell introduced several new collectible products, including miniature hockey goalie masks displaying NHL team logos in 1995 and miniature baseball batter helmets displaying MLB team logos in 1997. Riddell was granted a license from Lucasfilm, Ltd. to sell half-scale Star Wars miniature collectibles in the United States, Riddell's first non-sports collectible product. Riddell began shipping Star Wars collectibles in the second quarter of 1997 and this license extends through December 1998.

     Under management's strategic plan, effective since 1993, of (i) eliminating Riddell's network of independent team dealers and selling its new athletic equipment directly to its Institutional customers through its in-house reconditioning services sales force; (ii) introducing new products to Institutional customers such as baseball and practicewear; and (iii) focusing on new retail product development, including miniature collectibles, Riddell's operating performance has significantly improved. Its net revenues have increased from $48.8 million in fiscal 1992 to $72.4 million in fiscal 1996 and EBITDA has increased from a $3.8 million deficit to $7.9 million over that same period.

     Riddell is a holding company that operates through various wholly owned subsidiaries. Riddell's subsidiaries include Riddell, Inc., which manufactures or sources new sports products for both Institutional and retail customers, All American, which maintains an Institutional sales force that sells reconditioning services and new athletic products directly to schools and other Institutions, RHC Licensing Corporation ('RHC') and Ridmark Corporation ('Ridmark'), each of which licenses the Riddell trademark, Equilink Licensing Corp. ('Equilink'), which licenses the MacGregor trademark and Proacq. Corp. ('Proacq'), which licenses Riddell's Maxpro(Registered) trademark.

     Riddell was organized in April 1988 to acquire substantially all of the assets and businesses of two subsidiaries of MacGregor Sporting Goods, Inc. The businesses of the two former second tier subsidiaries consisted of manufacturing and selling Riddell football helmets and other protective products and the licensing of the MacGregor trademark. In September 1991, Riddell acquired certain assets and liabilities of the protective equipment operations (the 'Protective Equipment Division') of BSN Corp., now known as Aurora Electronics Inc. The Protective Equipment Division consisted of BSN's reconditioner of protective sports equipment and certain other businesses.

INDUSTRY SEGMENTS

     Riddell has historically operated primarily in two segments of the sporting goods industry: sports products and services (including sales of athletic products, reconditioning of athletic equipment and sales of sports collectible products) and trademark licensing.

SPORTS PRODUCTS AND SERVICES

  Athletic Products and Reconditioning

     Original Line of Athletic Products: Riddell is the world's leading manufacturer of football helmets, which it sells under the Riddell brand. For the years ended December 31, 1994, 1995, and 1996 sales of football helmets for competitive use constituted approximately 25%, 20% and 21% respectively, of Riddell's consolidated revenues and 9% of the Company's 1996 pro forma consolidated revenues.

     Riddell football helmets are worn by football players throughout the world, including players on all NFL teams, certain other professional leagues and on most teams in the NCAA. High school teams, however, have historically been the largest market segment for Riddell football helmets. Riddell offers several types of varsity and youth helmets which are different in their configurations and types of padding and other fitting features. Riddell helmets are known for their quality and performance and meet the standards of NOCSAE, which sets the standards for the industry.

     Riddell also believes it has a leading market share position in the shoulder pad market. The Company sells a professional and collegiate line of shoulder pads under the Power(Registered) name and several other lines of shoulder pads used mostly by high school and college players. Football shoulder pad sales for the years ended December 31, 1994, 1995 and 1996 constituted approximately 11%, 9% and 9% respectively, of Riddell's consolidated revenues and 4% of the Company's 1996 pro forma consolidated revenues. Riddell also sells accessory pads, including thigh, hip, rib and knee pads.

     Expanded Line of Athletic Products: Riddell recently began increasing the categories of athletic products it sells to the Institutional market. In 1996 Riddell introduced a line of baseball and softball athletic products designed for high school and college players, marketed under the ProEDGE(Trademark) brand. This new line includes baseballs and softballs, protective baseball equipment such as chest protectors, leg guards and catchers' masks and certain other products including bases, bags and field equipment. In late 1995, Riddell introduced a newly redesigned line of professional and youth batting helmets, including the first batting helmet designed specifically for women's softball. The new baseball product line includes professional quality models that are similar to the best quality products available from Riddell's competitors. Riddell's helmets meet the standards set by NOCSAE.

     Late in 1996 Riddell further expanded its line of Institutional products to include practicewear such as t-shirts, shorts, fleece warm-ups and other basic athletic clothing. Practicewear is the first broad line of products sold by Riddell to the Institutional market that are used by both male and female athletes. Riddell offers customized silkscreen printing as an option for its practicewear line. Riddell believes its practicewear is comparable to the highest quality products available from its competitors.

     Reconditioning: Riddell's subsidiary, All American, is the leading reconditioner of football helmets, shoulder pads and related equipment with over 50% of the reconditioning market. Reconditioning typically involves the cleaning, sanitizing, buffing or painting, and recertifying of helmets as conforming to NOCSAE standards. Riddell may also replace face guards, interior pads and chin straps. Riddell also reconditions shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Riddell believes that providing reconditioning services, which are sold by its Institutional sales force to the same athletic coaches responsible for equipment purchases, strengthens its customer relationships. Riddell's reconditioning customers are primarily high schools, colleges and youth recreational groups. Reconditioning constituted 34%, 31% and 30% of Riddell's consolidated revenues in the years ended December 31, 1994, 1995 and 1996, respectively. Riddell is the only national reconditioner of football helmets, shoulder pads and related equipment. Competition is fragmented with approximately 30 other smaller companies providing reconditioning services.

  Sports Collectible Products

     Riddell's sports collectible products are sold to consumers through the retail market channel. Sales of these products have been the strongest area of growth for Riddell in recent years, and Riddell intends to continue to focus on the sale of these and other retail products in the future. For the years ended December 31, 1994, 1995 and 1996 sales of sports collectible products have constituted approximately 16%, 26% and 29% of Riddell's consolidated revenues and 13% of the Company's 1996 pro forma consolidated revenues.

     The sports collectible product line consists primarily of authentic and replica football helmets of professional and college teams. These helmets are offered in various miniature and full size models bearing the colors and logos of NFL and other professional or collegiate teams. Riddell's full size authentic football helmets are the same helmets used by players on these teams. Nonauthentic helmets are not constructed with the same material as authentic helmets, and are therefore less expensive. Riddell recently expanded its line of collectible items to include a new line of smaller, less expensive miniature football helmets tailored for the mass market, miniature hockey goalie masks bearing NHL team logos and miniature baseball batters helmets bearing MLB logos, among other products.

     In connection with the sale of Riddell's collectible helmets, NFL Properties has granted Riddell a license to use the names, symbols, emblems, designs and colors of the member clubs of the NFL and the 'League Marks' (i.e., 'National Football League,' 'NFL,' 'NFC,' 'AFC,' 'Super Bowl,' 'Pro Bowl,' the 'NFL Shield' design and other insignia adopted by the NFL) on authentic and replica football helmets sold for display purposes. The term of the license is concurrent with the term of the NFL Agreement. See '--Marketing and Promotion.' The NFL Agreement has a term expiring April 1999 and automatically extending for unlimited successive five-year periods thereafter unless, in general, Riddell helmets fail to continue to meet certain quality standards.

     In addition, Riddell has license agreements for other collectible products from organizations such as the NHL, MLB and Lucasfilm, Ltd. which, late in 1996 granted Riddell a license through December 1998 to sell half-scale Star Wars(Registered) miniature collectibles in the United States. Riddell has introduced three Star Wars miniature collectible products thus far in 1997, and has plans to introduce additional products, based upon Darth Vader, C-3PO and other characters. Riddell has completed the design of, and has commenced marketing, these products. Riddell began shipping its new Star Wars collectible products in the second quarter of 1997.

     Riddell's goal is to continue to develop new collectible products for sale to appropriate retail channels in the United States and certain international markets, and, when appropriate, to seek licenses allowing Riddell to display well-known logos on these products. There can be no assurance that Riddell will successfully develop and market any new products.


     Under a stock purchase agreement, dated July 13, 1994, entered into in connection with the acquisition of the miniature helmet business of SharCo Corporation (a former wholly owned subsidiary, which has been merged into Riddell), the Company is required to pay certain former shareholders and employees of SharCo a percentage of net sales of certain miniature helmets and other products through September 30, 2001 as well as certain fixed payments. The fixed payments totalled approximately $926,000 during the period January 5, 1995 through January 5, 1997, with the last fixed payments totalling approximately $289,000 to be made on January 5, 1998. The Company was required to pay to certain shareholders and employees a total of 5.0% of net sales of these products from June 15, 1994 through September 30, 1996 and is required to pay a total of 6.0% of such net sales from October 1, 1996 through September 30, 2001.



TRADEMARK LICENSING

     Riddell licenses its Riddell and MacGregor trademarks in various categories, primarily including athletic products, clothing and footwear. For the years ended 1994, 1995 and 1996, Riddell's revenues from licenses of its trademarks constituted approximately 7%, 5% and 3% of consolidated revenues, respectively and 2% of the Company's 1996 pro forma consolidated revenues. See '--Trademarks, Service Marks and License Agreements' for a discussion of Riddell's principal license agreements and its licensing program.

MARKETING AND PROMOTION

  General

     Since April 1989, Riddell has been a party to the NFL Agreement. The NFL Agreement requires the Riddell name to appear on the front immediately above the center front forehead and on the chin straps of each Riddell helmet used in NFL play and, further, requires all teams in the NFL to cover any indicia of brand identification of other manufacturers which might otherwise appear on helmets, face masks or chin straps not manufactured by Riddell used during league play.

     The NFL Agreement has a term expiring in April 1999 and automatically extends for unlimited successive five year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remains comparable to the best available technology as reasonably determined by the NFL. Riddell agrees to supply specified quantities of Riddell helmets, shoulder pads and related equipment, either at no cost or at reduced cost to each NFL team with a requisite percentage of its roster using the Riddell helmet. For the 1996/97 professional football season, Riddell believes that more than 80% of NFL players used Riddell helmets. Riddell also has supply agreements with certain other professional leagues.

     Riddell utilizes a variety of promotional techniques to build brand awareness. The NFL Agreement provides Riddell with a unique marketing and promotional tool. The recognition resulting from the frequent appearance of the Riddell name on helmets in televised football games as well as in photographs in newspapers and magazines such as Sports Illustrated is viewed by management as important to its overall sales, marketing and licensing efforts. Riddell believes that this arrangement increases sales of products by Riddell and its Riddell brand licensees through enhanced visibility of the Riddell name and improves licensing opportunities.

  Sports Products and Services

     Athletic Products and Reconditioning: Riddell's athletic products and equipment reconditioning services are sold directly to schools and other Institutions through a direct sales force of approximately 114 salespeople. Prior to October 1994, sales of protective athletic equipment to Institutional customers had historically been made through independent team sports dealers who in turn sold to schools and other Institutions. Riddell now markets products to these Institutional customers on a factory-direct basis utilizing the sales force of All American, which previously sold only Riddell's reconditioning services.


     Riddell's youth football products are marketed to youth recreational groups, such as Pop Warner, rather than to elementary schools. Accordingly, Riddell's youth football products are sold through retail stores, independent team sports dealers and other distributors.

     To further reinforce and support Riddell's brand recognition, Riddell conducts a variety of marketing and promotional events in support of its line of athletic products. Riddell participates in coaches' clinics and equipment shows throughout the year. At these events, Riddell's entire athletic products line is displayed and promoted along with Riddell's reconditioning services.

     Sports Collectible Products: Riddell's replica and collectible products are sold primarily to retail and specialty sporting goods stores through approximately 40 independent sales representatives who are paid commissions. Riddell has in recent years hired additional retail staff to develop and market retail products. Riddell strategically targets channels of trade that it determines to be most appropriate for the type and price of each retail product. Riddell believes sales of retail products will increase along with new product introductions and heightened marketing, but cannot assure it will attain any such increase.

     In support of its sports collectible products, Riddell has initiated various advertising and public relations efforts. Riddell is a sponsor of the 'NFL Experience,' an event conducted each year during the week of the Super Bowl at which the public can experience various aspects of playing football and the businesses which supply football products. This event reaches a significant number of consumers. The retail collectible line has appeared on QVC and the Home Shopping Network, generating national awareness. Riddell advertises in publications targeted toward the sports collectible industry as well as other licensed products retailers. Riddell also provides incentives to retail outlets to advertise and display Riddell products during promotional periods, and participates in various national sporting goods shows, where it promotes these products.

  Licensing

     Through its licensing subsidiaries, Riddell has granted certain third parties the right to use the Riddell and MacGregor trademarks in connection with the sale of athletic shoes, clothing and other products. Riddell is seeking to further capitalize upon television and media exposure of the Riddell name on helmets worn during NFL games. In 1996, Riddell hired an independent licensing agent to help expand its licensing program for both the Riddell and MacGregor marks and to administer Riddell's trademark programs. Also, Riddell is actively considering proposals for new license agreements for certain categories of the MacGregor and Riddell trademarks. There can be no assurance that any new licenses will be entered into or, if executed, that any such agreements will be successful.

PRODUCTION


  Sports Products and Services

     Protective Helmets: Riddell engineers, manufactures and packages all of its protective football and baseball helmets at its plant in Chicago, Illinois. Helmet shells are manufactured entirely by Riddell using a custom grade of plastic resin and precision injection molding techniques.

     Shoulder Pads: Production of Power shoulder pads has recently been shifted to a single source in Canada. Riddell has a facility in Pennsylvania which customizes shoulder pads upon request. All of Riddell's other shoulder pads are imported as finished products from sources in the Far East.

     Other Athletic Products: Riddell purchases its baseball products from suppliers in the Far East. Riddell sources its practicewear from four domestic suppliers. Riddell believes alternative sources for these products are readily available. Riddell's Elk Grove, Illinois facility has a screen printing operation which can customize the practicewear with almost any logo, team name or other design that the customer requests.

     Reconditioning: Riddell's reconditioning services include the sanitizing, buffing or painting, replacing certain parts and recertifying of athletic equipment as conforming to NOCSAE standards. These services are performed at Riddell's reconditioning facilities strategically located throughout the United States and Canada. In late 1994, in response to Riddell's move to direct sales, Riddell's primary competitor in new football equipment, Schutt Sports Group ('Schutt'), manufacturer of the AIR helmet, canceled Riddell's reconditioning subsidiary's designation as an authorized reconditioner of AIR helmets and refused to sell parts for their helmets to this entity. This move has had no measurable impact on Riddell's ability to recondition AIR helmets and no significant volume has been lost in 1996. Riddell will source parts from outside suppliers and will recertify all AIR helmets to NOCSAE standards as it had before. It is possible that Schutt's action could have some limited impact on Riddell's reconditioning volume in future years. See 'Risk Factors--Competition and Market Share Data.' As a policy, Riddell does not recondition helmets over 10 years old.

     Collectible Products: Riddell engineers, manufactures and packages its full size collectible helmets at its plant in Chicago, Illinois in a process similar to that used for protective helmets. Riddell purchases its miniature helmets and other collectible products from two sources in China. Riddell believes that alternative sources for these products are readily available. See, however, 'Risk Factors--Dependence on Third-Party Foreign Manufacturing.'

  Quality Testing

     All protective products manufactured by Riddell are subjected to at least four separate quality control procedures. Quality control inspections for helmets are conducted when the product is molded, when liners are inserted, when face guards are attached and when the product is finished. Samples of all models produced are tested in accordance with NOCSAE standards. Riddell continually monitors its sourced products to check that they meet the Company's quality standards.

  Warranty

     All varsity protective football helmet shells are covered by a five year warranty. Youth football helmet shells are covered by a three year warranty. Helmet liners, protective padding and shoulder pads are covered by a one year warranty. The rate of product returns for warranty claims has averaged approximately 0.2% annually over the last 3 years.

     Research and engineering studies conducted by Riddell and its suppliers indicate that certain physical properties of the plastics used in football helmets deteriorate over time. While Riddell recommends that football helmets not be used for more than five years, its policy is to refuse to recondition helmets that are more than ten years old.

RAW MATERIALS

     Principal raw materials purchased by Riddell for use in its products include various custom and standard grades of plastic and foam, metal fasteners, paints and cardboard. Similar materials are used in most purchased components and finished products along with steel wire used in purchased face guard components. Riddell has not experienced and does not expect in the near future to experience shortages in raw materials.

PRODUCT DESIGN AND ENGINEERING

     The activities of Riddell's engineering staff relate principally to the design, development and improvement of its helmets and padding and to the testing of raw materials which are used in, or could be used to improve, Riddell products and, to a lesser extent, to the development of new products. Riddell has seven employees devoted principally to design, development and quality. Riddell has several patents and patents pending that are applicable to its protective padding products. See '--Patents and Trade Secrets.' Riddell has retained a design company to assist it in developing new retail collectible products on terms that Riddell believes are customary in the industry, and from time to time works with other design companies.

COMPETITION

  Sports Products and Services

     Athletic Products: Riddell's principal competitor in the football helmet market is Schutt, manufacturer of the AIR helmet. Riddell competes principally with Bike Athletic Co., Inc., Douglas, Inc., Gear 2000, Inc. and Rawlings Sporting Goods Company, Inc. ('Rawlings') in the football shoulder pad business. Riddell competes with Diamond Sports Co., Rawlings, Wilson Sporting Goods Company and other companies for baseball and softball products. Riddell competes with Champion Products, Inc., Russell Athletic, Inc., and other companies for practicewear. Some of Riddell's competitors in the athletic products business are substantially larger and have greater financial and other resources than Riddell.


     Riddell believes it competes in the football market on the basis of quality, price, reliability, service, comfort and ease of maintenance. With respect to football and other athletic products, Riddell believes that its direct sales force provides a competitive advantage in terms of its ability to provide superior products and customer services and a significant price advantage due to the elimination of independent dealers. Riddell believes it has the only national direct sales force for Institutional athletic products and services which management believes gives Riddell a competitive advantage and would be difficult to duplicate.

     Reconditioning: The protective equipment reconditioning industry is highly fragmented. Management believes that Riddell serves approximately 50% of the reconditioning market and that it has approximately 30 regional competitors. Riddell is the only national supplier of reconditioning services. Reconditioners compete on the basis of quality, pricing, reputation, convenience and customer loyalty.

     Retail Collectible Products: Riddell believes that its sales of sports collectible products compete with a large number and wide array of manufacturers and sellers of sports and other collectible and memorabilia products, some of which have greater resources than Riddell. Among its competitors in this large marketplace are sellers of products such as autographed photographs and uniforms and other memorabilia and manufacturers of clothing, such as caps and jackets.

  Licensing

     Competition in the licensing of sports equipment, apparel and footwear is very substantial. The Riddell and MacGregor brands compete with numerous companies having significant brand recognition, many of which have greater financial, distribution, marketing and other resources than Riddell. Competing brands include Adidas(Registered), Champion(Registered), Converse(Registered), Nike(Registered), Rawlings(Registered), Reebok(Registered), Russell(Registered) and Wilson(Registered). Brand recognition and reputation for quality are important competitive factors in Riddell's licensing business.

PATENTS AND TRADE SECRETS

     Certain of Riddell's football helmet liner systems are protected by patents and trade secrets, including a patent on its inflatable liner expiring 2010. Other patents on these liners expire 1998 and 2008. Riddell also has patents expiring in 2006, 2007 and 2008 on various components of its shoulder pads which increase the impact area of contact and permit better absorption of the related shock. While management believes certain of these patents are material to the success of Riddell's products, based on currently competing technology, it also believes that experience, reputation, brand recognition and its distribution network are more significant to its business.

TRADEMARKS, SERVICE MARKS AND LICENSE AGREEMENTS

     General


     Riddell considers the MacGregor, Riddell, ProEdge and Power trademarks to be material to its business. All of Riddell's football helmets are marketed under the Riddell name. Riddell's football shoulder pads are sold under the Riddell and Power trademarks. Riddell markets footballs and certain baseball equipment, other than helmets, under the ProEdge trademark. Riddell's reconditioning services are conducted under the name Riddell/All American.

     Riddell licenses the Riddell trademark for certain types of athletic clothing and for athletic footwear. It licenses the MacGregor trademark primarily for sales of athletic footwear and certain clothing.

Riddell Trademark and Licensing

     Riddell owns all domestic rights to the Riddell trademark. The Riddell trademark is registered in the United States Patent and Trademark Office and with the trademark registration offices in certain foreign countries, and registration is being sought in other major foreign markets. Trademark registrations generally have terms of 10 years, renewable for successive ten year periods.

     In 1992, Riddell granted a license to Signal Apparel Company ('Signal') to use the Riddell trademark on certain athletic apparel. In May 1996, in connection with Signal's restructuring of certain of its product lines, Riddell replaced the original license with a short term license agreement granting Signal the rights to use the Riddell trademark on certain types of athletic clothing which also bear the mark of the NFL Properties, Inc. or one of its member teams. The license is renewable at the option of Riddell and requires a lower minimum royalty than the original license entered into in 1992.

     Late in 1995, Riddell's licensee for the Riddell trademark on footwear filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Delaware. Under the terms of a settlement agreement (the 'Settlement Agreement'), settling an action commenced against the Company in March 1995 by the trustee for MacGregor Sporting Goods, Inc. ('Mac I'), which filed for bankruptcy protection in March 1989, and the trustee for MGS Acquisition, Inc., the Company has waived its objections to the reorganization of, and has entered into a new licensing agreement with, its existing 'Riddell' footwear licensee on substantially the same terms as the previous license. In addition, the Settlement Agreement requires the Company, among other things, to assign to the Levitt Trustee (as defined herein) (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks (as defined herein) up to $3.0 million of royalties, to the extent such royalties are paid under any 'Riddell' footwear license. See '--The Company--Legal Proceedings--Terms of the Settlement Agreement.'


     MacGregor Trademark and Licensing


     Riddell owns 50% of the stock of MacMark Corporation which owns the MacGregor trademark for sports apparel, footwear and equipment. The MacGregor trademark is registered in the United States Patent and Trademark Office, and registration is being sought in major foreign markets. The remaining 50% of the stock of MacMark is owned by Hutch Sports USA, Inc. ('Hutch'), a subsidiary of RDM Sports Group, Inc.

     Riddell has a perpetual, exclusive, royalty-free license from MacMark to use (and to sublicense others to use) the MacGregor trademark in connection with the manufacture and sale of certain products. The MacMark license allows Riddell to use (and sublicense others to use) the MacGregor trademark for all products other than products which MacMark has licensed to Hutch and SSG, as discussed below.

     Hutch has, subject to certain conditions, a perpetual, exclusive and royalty-free license from MacMark to use (and, with the consent of MacMark and Riddell, to sublicense others to use) the MacGregor trademark principally for sports equipment products used in certain major classes of sports, such as baseball, soccer and basketball, for sale to retail stores only. MacMark has also granted to Sports Supply Group, Inc. ('SSG') a license to use the MacGregor trademark for sales of the same classes of goods as it licenses to Hutch, but restricts SSG to selling these goods only to the Institutional team sports market.

     MacMark and its licensees (including Riddell) are bound by a settlement agreement entered into in 1981 with a company that owns trademark rights in the similar trademark, McGregor. Under this agreement, the parties have agreed on certain restrictions in the use of their respective trademarks. Additionally, under a separate agreement, Riddell is precluded from using the MacGregor trademark in connection with the sale of products used in the sport of golf. Accordingly, Riddell's use of the MacGregor trademark generally is limited to sporting goods, certain apparel and athletic footwear, but specifically excluding any of these products that MacMark has licensed to Hutch and products used in connection with the sport of golf.

     Riddell has in turn entered into sublicense agreements for the MacGregor trademark with Kmart for products including shoes, athletic socks and athletic apparel. Meldisco, now a division of Footstar, Inc., has historically sold MacGregor footwear under the Kmart license in Kmart stores. Riddell and Meldisco recently reached an agreement in principal, subject to negotiation and execution of final documentation, that Meldisco will continue to sell athletic footwear bearing the MacGregor trademark at Kmart stores pursuant to a license expected to be effective when the Kmart license expires in 1998. Kmart has an exclusive license to use the MacGregor trademark on certain athletic apparel (e.g., jogging suits and sweat separates), athletic bags and knapsacks and a non-exclusive license on other products such as athletic socks. Riddell plans to establish a new license for the apparel category effective when the Kmart license expires in 1998. Riddell believes there are long term benefits to broadening the distribution of MacGregor apparel. However, there can be no assurance that Riddell will be successful in its efforts to establish a new apparel license. Royalties from sales of athletic clothing bearing the MacGregor trademark at Kmart stores constituted 1% of Riddell's total revenues and 29% of Riddell's total licensing revenues in 1996. No decision has been made with respect to licensing the use of the MacGregor trademark after June 1998 on socks, athletic bags or knapsacks currently marketed by Kmart.

     Riddell is exploring additional opportunities for licensing the MacGregor trademark, and in this connection has retained an independent Licensing Agent. See '--Marketing and Promotion--Licensing.'

VARSITY

GENERAL

     Varsity is a leading provider of products and services to the school spirit industry. Varsity designs and markets cheerleader, dance team and booster club uniforms and accessories and is one of the nation's leading operators of youth, junior high, high school and college cheerleader and dance team camps, clinics and competitions. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. Varsity's primary market includes the approximately 37,500 Institutions located throughout the United States.

     Varsity's cheerleader and dance team fashion division maintains an excellent reputation for quality, design and on time delivery of its products. Such products, which bear the Varsity(Trademark) label, include custom-made cheerleader, dance team and booster club uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, shoes, pins, jackets and gloves. Exclusive contracts are maintained with several independent manufacturers who provide knitting, sewing, finishing and shipping for all orders. By relying on independent manufacturers to produce its uniforms, Varsity is able to minimize its fixed costs and retain the flexibility necessary to adjust the manufacturing to its highly seasonal production needs. Varsity monitors its contractors closely for quality control and financial performance. Varsity provides its manufacturers with patterns, fabrics, yarn and manufacturing specifications for its products. Varsity also provides some cutting, knitting and lettering for the manufacturers at its specialized production facility located at its Memphis headquarters. Varsity considers itself an innovator in the design of uniforms and campwear garments and maintains an in-house design staff to maintain its leadership in setting design trends.

     Varsity's camp division commenced operations in 1975 with 20 cheerleading camps and 4,000 participants. Today, through its UCA division and USA subsidiary, Varsity is a leading operator of cheerleader and dance camps in the U.S. Camp enrollment has increased every year since Varsity has been in business, has grown at a compounded annual rate of 14.6% since 1991 (excluding growth from acquisitions) and totalled 188,000 participants in 1996. Camp sessions, which are primarily held on college campuses in the summer, were conducted in every state as well as in Canada and Japan in 1996. Participants in Varsity's 1996 summer camps included the cheerleading and/or dance team squads of approximately 65% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences. Varsity instructors are typically college cheerleaders who may have previously attended a Varsity camp, and management believes that its training of many of the top college cheerleading squads augments its recruiting of high school and junior high school camp participants.

     Varsity promotes its products and services through active and visible association with the following championships and television specials: the National College Cheerleading and Dance Team Championship(Trademark) (nationally televised for 12 consecutive years), the National High School Cheerleading Championship(Trademark) (17 consecutive years), the National Dance Team Championship(Trademark) (10 consecutive years) and the National All Star Cheerleading Championship(Trademark) (2 consecutive years). In addition to promoting cheerleading and dance team activities, these championships, television specials and events are a revenue source to Varsity during its off-season. In 1996, approximately 25,000 persons, including cheerleaders and their families, participated in Varsity's special events, such as championships and holiday parades in the U.S., London and Paris.

     In December, 1994, Varsity acquired Intropa, a Varsity supplier since 1988. Intropa specializes in providing international and domestic tours for special interest, performing, youth and educational groups including Varsity's London and Paris trips. Management expects to expand Intropa's travel offerings through referrals from its Institutional sales force.

     Varsity's strategy has been to increase revenue and market share by (i) expanding its school spirit product lines, (ii) strengthening its sales force,
(iii) increasing enrollment in its cheerleader and dance team camps as a vehicle to increase participation in special events such as parades and bowl games and cross-sell products, such as uniforms and (iv) actively promoting its business as well as the school spirit industry, primarily through its nationally televised cheerleading and dance team championships. Since fiscal 1987, Varsity has significantly expanded the variety and selection of its uniforms and accessories and increased its direct sales force to approximately 135 full-time professional sales representatives. Varsity believes it currently has the largest nationwide full-time direct sales force in the school spirit industry.

     Varsity has experienced significant growth over the last five years. Revenues have increased at a compounded annual growth rate of 22.3% from approximately $41.6 million in the year ended March 31, 1993 to approximately $88.4 million in the year ended December 31, 1996 and EBITDA has increased at a compounded annual growth rate of 22.1% from $4.6 million to $9.8 million over the same period.

MARKET AND SCHOOL SPIRIT INDUSTRY

     The market for school spirit products and services has evolved and grown with the development of high school and college athletic programs. The 1997 edition of Patterson's American Education has reported that there are approximately 14,900 junior high schools, 19,300 high schools, 1,750 junior colleges and 1,500 colleges located throughout the United States. According to the National Federation of State High School Associations, there are more than 5,800,000 students participating in organized athletic programs at high schools located in the United States and, according to the National Collegiate Athletic Association, there are approximately 260,000 students participating in organized athletic programs at NCAA universities and colleges. Since commencing operations in 1974, Varsity has focused primarily on the school spirit market segment consisting of cheerleader and dance team camps and cheerleader uniforms and accessories and special events.

     Varsity believes the school spirit industry, and, in particular, the market for cheerleader and dance team camps, clinics, uniforms and accessories, is expanding. This expansion is primarily attributable to the following factors:

          o Multiple Squads. Many high schools and junior high schools have formed multiple cheerleader squads, which follows a trend set by many colleges and universities. Separate squads are often organized for each major sports program, such as football and basketball. In addition, some schools have formed separate squads for other men's sports and for women's sports.

          o Younger Participants. Participation in cheerleading is increasing among younger students, and formal squads are being organized at junior high school and even elementary school levels.

          o New Market. New non-school related teams are being formed. These teams (typically called 'All Stars') are organized by private gyms and function strictly to compete and to perform at local special events.

          o Dance and Pompon Teams. In addition to traditional cheerleader squads, dance and pompon squads are becoming increasingly popular.

          o Focus on Fashion and Competitions. A trend has developed among cheerleaders and dance teams to purchase and wear different uniforms for various athletic events and to participate in cheerleading and dance team competition.

          o Increase in Students. According to the U.S. National Center for Education Statistics, the number of students attending high school in the United States is increasing and is expected to increase over the next five years.

          o Increased Exposure. Increased national media exposure, including television broadcasts of sporting events and cheerleading and dance team competitions, has heightened the interest in and awareness of cheerleader and dance team activities.

VARSITY CHEERLEADER UNIFORMS AND ACCESSORIES


     Through its subsidiary, Varsity Spirit Fashions & Supplies, Inc. ('Varsity Fashions'), Varsity designs and markets cheerleader, dance team and booster club uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, jackets, pins and gloves. Varsity believes it is the industry leader in cheerleader and dance team uniform fashion and that it has an excellent reputation for quality, design and on-time delivery of its products. Varsity considers itself an innovator in the design of uniforms and campwear garments and maintains an in-house design staff to maintain its leadership in setting design trends. Varsity Fashions employs two full-time fashion designers, both of whom are former college cheerleaders and one of whom was trained at the Fashion Institute of Technology in New York City. Varsity Fashions also utilizes specialized computer software to create its new fashion designs and patterns.

     Cheerleading and dance team uniforms designed and marketed by Varsity Fashions are made to order. During 1996, Varsity Fashions contracted for its production requirements with seven independent garment manufacturers utilizing ten manufacturing facilities. Varsity Fashions has exclusive contracts with these manufacturers, under which the manufacturers provide knitting, cutting, sewing, finishing and shipping for all orders. Varsity Fashions provides these manufacturers with patterns, fabrics, yarn and manufacturing specifications and quality control supervision. Varsity Fashions also provides some cutting, knitting and lettering for the manufacturers at its specialized production facility located at Varsity's Memphis headquarters. The use of independent manufacturing facilities to fulfill the Varsity's production needs affords Varsity flexibility to adjust its production output to meet its highly seasonal selling cycle. The use of independent manufacturers also reduces Varsity's fixed costs, which Varsity believes is beneficial in a highly seasonal business. Varsity believes that the loss or termination of its relationship with any single independent manufacturer would not have a material adverse effect on Varsity.

     Varsity Fashions purchases from various suppliers many of the cheerleading accessories that it markets, including shoes, pompons and campwear. Varsity Fashions purchases products from Nike, Capezio and Converse, among others. Varsity Fashions has expanded the variety and number of accessories it markets, which has contributed to the increase in merchandise sales revenue experienced by Varsity Fashions in the past five fiscal years. Varsity believes that the loss or termination of its relationship with any single supplier would not have a material adverse effect on Varsity.

     Varsity markets its uniforms, accessories and other merchandise through sales representatives and, to a lesser extent, through its direct mail catalog and telemarketing programs. As of March 31, 1997 Varsity had approximately 135 full-time sales representatives operating in a total of 50 states. Varsity representatives are employed directly by Varsity or are representatives of one marketing firm with which Varsity has contracted for marketing services. These sales representatives, who typically cover one or more major metropolitan areas on an exclusive basis, call on substantially all of the junior high, high school and college accounts within their respective territories. The sales representatives are typically compensated on a percentage of sales basis. Varsity closely and continuously monitors the performance of its sales representatives and periodically meets with the representatives to discuss and review sales goals.

VARSITY CHEERLEADER AND DANCE TEAM CAMPS

     Varsity operates cheerleader and dance team camps in the United States. During the 1996 summer camp season, approximately 188,000 participants (consisting of students and their coaches) attended UCA and USA camps, including over 6,300 participants representing colleges and junior colleges. During the summer of 1996, cheerleading and/or dance team squads from approximately 65% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences attended Varsity camps. On May 15, 1996, Varsity acquired the camp business of United Spirit Association from United Special Events, Inc. This business consists of instructional spirit camps and clinics primarily in the western United States.

     Varsity camp sessions for high school and junior high school students are held primarily in June and July, while camp sessions for college cheerleaders and dance team participants are held primarily in August. Mascot training clinics are also provided at certain of Varsity's cheerleader and dance team camps.

     The following map depicts Varsity camp locations throughout the continental U.S. during 1996.

                 [Map of camp locations in continental U.S.]

     A significant majority of Varsity cheerleader and dance team camps are conducted on college or junior college campuses. The camps generally are conducted over a four day period and are attended by resident and commuting students. Varsity generally markets the camp, establishes registration fees, registers students, collects the registration fees, provides instruction and performs all related administrative services. Varsity contracts with the colleges and universities for provision of housing, food and conference facilities. During the summer of 1996, resident fees for high school cheerleader and dance team camps sponsored by Varsity ranged from $70 to $236, with commuter fees ranging from $40 to $139. In addition to registration fees, Varsity also generates revenues at cheerleading and dance team camps through the sale of t-shirts, shorts, caps, patches and various other accessories.

     The staff of a Varsity summer camp includes instructors, administrators and trainers. On average, one instructor is provided for every 23 students, which Varsity believes is the most favorable instructor to student ratio among the major operators of cheerleader and dance team camps. Camp administration staff, including administrators and trainers, are provided at the ratio of approximately one to 75 students. Varsity's instructors, all of whom are required to complete an intensive training session prior to each summer season, typically are college or former high school cheerleaders who also have attended Varsity camps in the past.

     Varsity also operates two cheerleading practice facilities located in

Dallas, Texas and Decatur, Georgia. These gyms are year round facilities at which cheerleaders and other spirit group participants can enroll in instructional and recreational programs offered by Varsity.

SPECIAL EVENTS

     Varsity promotes its products and services, as well as the school spirit industry, through active and visible association with the following championships and television specials:

          o National High School Cheerleading Championship(Trademark)

          o National Dance Team Championship(Trademark)

          o National College Cheerleading and Dance Team Championship(Trademark)

          o National All Star Cheerleading Championship(Trademark)

These championships and specials have been regularly televised on the ESPN television networks in recent years and have been sponsored by various companies and products, including Nike, Unilever, Capezio, the Walt Disney World Resort, Johnson & Johnson, Pepsi Cola and Wal-Mart.

     Varsity also conducts and promotes special cheerleading events, such as parades and half-time shows at college football bowl games. In 1996, approximately 25,000 persons, including cheerleaders and their families, participated in Varsity's special events, such as championships and holiday parades in the U.S., London and Paris. For example, in 1990 Varsity began its annual involvement with the Lord Mayor of Westminster's New Year's Day Parade held in London, England, and registered over 1,490 participants for this parade in 1997. Varsity also registered over 380 participants for the 1997 parade held in Paris, France, over 710 participants for the 1996 Thanksgiving Day Parade held in Walt Disney World(Registered) Resort, Florida, over 1,050 participants for the 1996 Macy's Thanksgiving Day Parade held in New York, over 740 participants for the half-time show at the 1997 Outback Bowl Game held in Tampa, Florida and over 540 participants for the Christmas Parade held in Hollywood, California.

     These championships, television specials and events are a revenue source to Varsity during its off-season and promote consumer awareness of Varsity(Trademark) and Universal Cheerleaders Association(Trademark) products and services, as well as cheerleader and dance team activities in general.

MARKETING PROGRAMS

     Varsity believes that the marketing talents of its personnel are fundamental to its past and future growth. Varsity's marketing programs include certain activities described below.

     Varsity markets its uniforms and accessories under the Varsity trademark.

The distinctive Varsity logo patch appears on the front of all uniforms manufactured by or for Varsity. Varsity annually mails to schools and school spirit advisors and coaches over 150,000 Varsity catalogs containing color photographs and descriptions of Varsity's uniforms and accessories. Varsity supplements its direct and catalog sales efforts with a telemarketing sales force of 12 full and part-time employees operating from its Memphis headquarters.

     Varsity annually publishes several newsletters which are directed toward cheerleaders and school spirit advisors. Varsity also annually distributes, in certain targeted areas, a professionally produced video tape containing highlights of Varsity's cheerleader and dance team camps and special events. Varsity distributes each year by direct mail over 178,000 four-color promotional brochures describing Varsity's cheerleader and dance team camps to schools, school principals, head cheerleaders, coaches, dance team captains and school spirit advisors.

     Varsity has developed various cross-marketing programs to promote both its cheerleader and dance team camps and its uniforms and accessories. Specifically, Varsity's sales force of approximately 135 full-time representatives also promote Varsity's cheerleader and dance team camps. Similarly, the more than 1,525 instructors at Varsity's cheerleader and dance team camps promote sales of Varsity's merchandise.

OTHER OPERATIONS

     Varsity, through a wholly owned subsidiary, Varsity/Intropa Tours, Inc. ('Varsity/Intropa'), operates a tour company that specializes in organizing tours primarily for cheerleaders, bands, choirs and orchestra, dance and theater groups and other school affiliated or performing groups. Most tours are planned around a performance event. Therefore, the revenues from this business are seasonal. Prices are negotiated on a tour-by-tour basis and fluctuate based on factors such as the availability of discounts on air fares and the exchange rates, in the case of international tours. The tours are marketed to targeted existing groups via direct mailings, conventions, trade magazines, advertisements, and, more importantly, repeat business and referrals. Last year, Intropa handled the travel and concert arrangements for over 5,000 persons, excluding cheerleaders, who toured the continental United States, Hawaii, Canada, Europe and Israel.

TRAINING

     Varsity emphasizes the training of its Varsity instructors and believes it has the premier instructor training program in its industry. Prior to the commencement of the camps, the instructors participate in an intensive six-day training session where they are taught new cheerleading and dance material, as well as up-to-date teaching and safety techniques. Varsity hires its instructors by utilizing applications given to talented camp participants, supervisor evaluations and numerous nationwide tryouts. As a result of this process,

Varsity believes it hires the most qualified and talented instructors available.

     Varsity believe it is the industry leader in the promotion of safety among cheerleaders and dance team participants and coaches. Varsity was a founding member of and is an active participant in the American Association of Cheerleading Coaches and Advisors ('AACCA'), an industry trade group whose mission is to improve the quality of cheerleading and to maintain established safety standards. In 1990, AACCA published comprehensive certification and safety guidelines for cheerleading coaches, which guidelines were edited by Dr. Gerald George, a nationally recognized expert on sports safety and training. An updated version of that manual is scheduled to be released during 1997. Varsity follows the AACCA safety guidelines in the training of its professional instructional staff and in the conduct of its cheerleader and dance team camps and competitions.

COMPETITION

     Varsity is one of two major companies that designs and markets cheerleader, dance team and booster club uniforms and accessories on a national basis. In addition to Varsity and its major national competitor, NSG, there are other smaller national and regional competitors serving the uniform and accessories market in the United States. Varsity believes that the principal factors governing the selection of cheerleader and dance team uniforms and accessories are the quality, variety, design, delivery, service and, to a lesser extent, price of the merchandise.

     Varsity is also one of two companies that annually operate a significant number of cheerleader and dance team camps in the United States (the other being NSG). There are also many other companies and schools that operate camps and clinics on a regional basis. Varsity believes the principal factors governing the selection of a cheerleader or dance team camp or clinic are the reputation of the camp operator for providing quality instruction and supervision, accessibility of camp locations, timing of the camps and the tuition charged for camp participation.

TRADEMARKS AND SERVICE MARKS

     Varsity has registered various trademarks with the U.S. Patent and Trademark Office, including the following: the Universal Cheerleaders Association logo, the Varsity logo, the United Spirit Association logo, the National High School Cheerleading Championship logo, the Universal Dance Association logo, Universal Dance Camps, Varsity Spirit Fashions and The National Dance Team Championship. Varsity believes that these trademarks have significant value and are important to its marketing efforts.

THE COMPANY

SEASONALITY AND BACKLOG

     Riddell has historically experienced and expects to continue to experience seasonal fluctuations in its sales and profitability. The move to direct Institutional sales has shifted peak sales of Riddell's competitive products to a later point in the year than that experienced prior to going direct.


     Orders for competitive football products and reconditioning services are solicited over a sales cycle that begins in the fall of each year and continues until the start of football play at the end of the following summer. Delivery of competitive football products and performance of reconditioning services reach a low point during the football playing season. These activities contribute most to profitability in the first through third quarters of each calendar year.

     Riddell's sports collectible products are sold to retailers throughout the year. However, sales are at their peak during the third and fourth quarters as retailers build inventory in anticipation of both the football and the holiday shopping seasons. Volume shipment of newly introduced products in the early part of both 1995 and 1996 moderated this seasonality. However, shipment of new products planned for 1997 introduction are anticipated to impact later points of the year with a resulting shift in revenues and profitability towards the second half of 1997.

     Due in large part to the lull in sales of competitive football products and services during the football season, Riddell has normally experienced operating losses during the fourth quarter of recent years. While the growth of the collectible business and other products has softened this seasonality and should continue to do so, Riddell anticipates that the overall pattern of lower fourth quarter profitability will continue due to the significance of Riddell's sales of football products and services.

     Backlog for all of Riddell's products and services at April 30, 1997 was approximately $17.2 million, a 12% decrease from the April 30, 1996 backlog of approximately $19.5 million. The decrease is principally due to changes in Riddell's procedures and policies for solicitation and acceptance of certain classes of orders for sports collectible products. In early 1996 certain retailers placed large orders for sports collectible products which they later reduced by a material amount. These orders were for collectible products which, at the time, had recently been introduced by Riddell and were new to these retailers.

     Varsity's business and the results of its operations are highly seasonal. Varsity's cheerleader and dance team camps are held exclusively in the summer months, and sales of uniforms and accessories occur primarily in the six months prior to the beginning of the school year. A substantial portion of Varsity's annual revenues and all of Varsity's net income are generated in the second and third quarters of the calendar year, while the first and fourth quarters have historically resulted in net losses. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality.'

GOVERNMENTAL REGULATION

     Riddell's products and accessories are subject to the Federal Consumer Product Safety Act, which empowers the Consumer Product Safety Commission (the 'CPSC') to protect consumers from hazardous sporting goods and other articles.

The CPSC has the authority to exclude from the market certain articles which are found to be hazardous and can require a manufacturer to repurchase such goods. The CPSC's determination is subject to court review. Similar laws exist in some states and cities in the United States, Canada and Europe. Riddell maintains a quality control program for its protective equipment operations and retail products that is designed to ensure compliance with applicable laws. To date, none of these products has been deemed to be hazardous by any governmental agency.

     At present, no national governing body regulates cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date cheerleading and dance teams generally are free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on other sports), it is likely that Varsity would be unable to offer a significant number of its camps either because participants would be prohibited from participating during the summer or because suitable sites would not be available. Although the Company is not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as 'sports' would increase the possibility that these activities may become regulated. If Varsity were restricted from providing its training programs to colleges and high schools, or if cheerleaders and dance teams were restricted from training during the off-season, such regulations would likely have a material adverse effect on Varsity's business and operations. However, the Company currently does not believe that any regulation of collegiate cheerleading or dance teams as a 'sport' is forthcoming in the foreseeable future, and in the event any rules are proposed to be adopted by athletic as sociations, the Company expects to participate in the formulation of such rules to the extent permissible.

     At the high school level, some state athletic associations have classified cheerleading as a sport and in some cases have imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, Varsity has been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. Varsity has also signed agreements with several state associations to assist with sponsoring and execution of official competitions with these states. To date, state regulations have not had a material effect on Varsity's ability to conduct its normal business activities within those states.

     Each of Riddell's and Varsity's operations at all of its facilities are subject to regulation by the Occupational Safety and Health Agency and various other regulatory agencies.

     The Company's operations are also subject to environmental regulations and controls. While some of the raw materials used by Riddell may be potentially hazardous, it has not received any material environmental citations or violations and has not been required to spend significant amounts to comply with applicable law.

EMPLOYEES

     At March 31, 1997, Riddell had 613 employees. The employees are engaged as follows: 7 in product design, engineering and testing, 112 in manufacturing, 312 in reconditioning, 141 in sales and marketing and 41 in administration. Approximately 40 of Riddell's employees are represented by the Chicago and Central States Joint Board, Amalgamated Clothing and Textile Workers Union, under a collective bargaining agreement which will expire in January 1999. Approximately 33 of Riddell's employees are represented by the Local #500A United Food and Commercial Workers Union (AFL-CIO) under a collective bargaining agreement that expires in January 2000. Riddell believes that relations with its employees are satisfactory.

     At March 31, 1997, Varsity employed 401 full-time employees and 214 part-time employees. In addition, during the summer of 1996, Varsity employed approximately 1,670 summer camp instructors, trainers and administrators. None of Varsity's employees is covered by a collective bargaining agreement. Varsity considers its relationship with its employees to be satisfactory.

PRODUCT LIABILITY PROCEEDINGS AND INSURANCE

     As part of its ongoing business, Riddell is routinely a defendant in various product liability suits relating to personal injuries allegedly related to the use of Riddell helmets.

  Insurance

     Riddell maintains product liability insurance under a policy bound in December 1994. In October 1996 the policy term was extended until December 2001 and certain coverage limits were increased. The policy is an occurrence-based policy generally covering claims relating to injuries occurring prior to December 2001 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverage on product liability claims.

     The basic insurance coverage under the policy ('Basic Coverage') provides coverage against claims currently pending against Riddell and future claims relating to any injuries occurring prior to December 13, 2001. There is an aggregate coverage limit of $7.5 million for the Basic Coverage, and the policy is also subject to certain annual aggregate sub-limits. The Basic Coverage covers up to $2.25 million per claim in excess of an uninsured retention (deductible) of $750,000 per occurrence. Until such time as the premiums for the entire policy have been paid, the Basic Coverage is also limited to 110% of the premiums paid or which have been guaranteed by a letter of credit.

     The insurance program also provides for additional coverage ('Excess Coverage') of up to $20.0 million per occurrence, in excess of the first $3.0 million of each claim. The Basic Coverage, to the extent available, covers the initial $3.0 million layer. The Excess Coverage applies to 10 of the 11 claims pending against Riddell at December 31, 1996 and will apply to any future claims which relate to injuries occurring prior to December 13, 2001. Claims covered by the Excess Coverage are subject to one of two separate $20.0 million aggregate policy limits, depending on the date of the related injury and the date the claim is filed against Riddell. The first $20.0 million aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after January 1, 1985 and prior to December 13, 1994 together with any future claims for injuries occurring before October 4, 1996. The second separate $20.0 million aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after December 13, 1994 together with any future claims for injuries occurring after

October 4, 1996 and before December 13, 2001. The Excess Coverage is also limited to certain ratios of paid premiums until such time as the premiums due under the policy for the entire policy period have been paid. However, this latter limitation can be eliminated at any time by prepaying the future premiums due during the remainder of the policy, or by guaranteeing the future premiums with a letter of credit.

     The amount of insurance available under the Excess Coverage discussed above includes an expansion of coverage obtained in October 1996. Prior to October 1996, the per case limits and two separate aggregate limits under the Excess Coverage were each $10.0 million as opposed to the $20.0 million amounts discussed above. The maximum possible payout under the entire policy, combining the aggregate limit for the Basic Coverage and the two separate aggregate limits under the Excess Coverage, is currently $47.5 million whereas prior to the policy expansion this amount would have been $27.5 million. The annual cost of this product liability insurance coverage for 1995 and 1996 exceeded the cost of insurance incurred in years prior to 1995 by approximately $1.0 million. The increase in cost for this expansion of coverage was offset by the benefit of spreading Basic Coverage policy premiums over two additional years, on a prospective basis, with the extension of the original policy period from five to seven years. This has resulted in a net decrease in the annual cost of the policy for the remaining five years of the policy period. Riddell believes that the new additional product liability coverage provides a substantial increase in coverage against future claims.

     At the time the new policy was bound there were several preexisting claims pending against Riddell. The policy provides only limited coverage for these preexisting claims (only one of which was still pending at April 30, 1997). Accordingly, in 1994 Riddell entered into an effort to settle several claims that it believed, considering the substantially reduced level of available insurance, represented the greatest potential risk to Riddell. Riddell was successful in carrying out this settlement effort, and in early 1995 settled certain claims for an aggregate amount of $2.1 million. However, because of the risks associated with these claims, and given the reduced level of available insurance, the amount of these settlements was substantially above historical levels for settlements of similar claims. Accordingly, these settlements, together with revaluations of reserves for remaining claims, resulted in an increase in product liability expense for the year ended December 31, 1994 of approximately $1.5 million.

     Riddell's product liability insurance carrier is a division of American

International Group, Inc. which has been rated A++ XV by A.M. Best Property and Casualty Insurance Ratings Company. There is no certainty that coverage will remain available to Riddell after 2001, that Riddell's insurer will remain viable, or that the insured amounts will be sufficient to cover all future claims in excess of Riddell's uninsured retention. Furthermore, future rate increases might make such insurance uneconomical for Riddell to maintain after 2001.

     Each of Riddell and Varsity carries general liability insurance with coverage limits which the Company believes will be adequate for its business.

  Product Liability Proceedings

     A subsidiary of Riddell has historically been a defendant in product liability suits relating to personal injuries allegedly related to the use of Riddell football helmets. These claims, and related issues, have had a material impact on Riddell's operating results and financial position. As of June 6, 1997, seven such cases were pending against Riddell. Riddell has established reserves for pending product liability claims and determines its reserves based on estimates of losses and defense and settlement costs which it anticipates would result from such claims based on information available at the time the financial statements are issued. Due to the uncertainty involved with estimates, as demonstrated by the events discussed below, actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly, there can be no assurance that the ultimate costs of these claims or potential future claims will fall within the established reserves. See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus.

     In 1994, a jury returned a verdict against Riddell for damages amounting to approximately $8.0 million in one of these suits. Although Riddell believes that it was not responsible in the case, and had been in the process of appealing the verdict, Riddell settled with the plaintiff in late 1995 for an amount that was less than what was previously awarded. Riddell had taken a charge of $4.6 million before taxes in 1994 to establish a reserve for the full uninsured portion of the initial award, as well as current and future premiums then due under a $5.0 million product liability insurance policy (which had a term running through June 1997) which would be exhausted by payment of the verdict. As the amount of the settlement was less than the initial award, the settlement had no effect on 1995 income. In 1995, the excess of the reserve over amounts due under the settlement was added to general reserves established for other product liability claims as described in Note 8 to the Consolidated Financial Statements of Riddell. The Consolidated Balance Sheets reflect certain liabilities relating to this, and other product liability matters, as well as receivables for insured portions of certain losses, as further described in Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus. The settlement does not affect coverage available under Riddell's current product liability insurance policy.


     In September 1991, Riddell acquired the assets of subsidiaries of BSN Corp. (known now as Aurora Electronics, Inc. ('Aurora')), and Aurora has indemnified Riddell for any losses it may incur in connection with any product liability claims asserted prior to September 23, 1994. Upon completing the 1991 acquisition, Riddell immediately discontinued the Maxpro football helmet business formerly conducted by Aurora. As of April 30, 1997, there were no product liability claims with respect to Aurora products pending against Riddell. Some states impose liability for product liability claims on successors that continue the business of manufacturing or distributing the same products. The laws of successor liability, which vary from state to state, may result in Riddell being found liable on some or all of any future claims.

  Properties

     Riddell has 14 locations, 10 of which are used in its reconditioning operations. Riddell owns its principal football helmet manufacturing facility located in Chicago, Illinois. In 1995 Riddell closed a facility that manufactured certain sports collectible products. In February 1994, Riddell sold its foam product manufacturing plant in Wauseon, Ohio. Varsity leases its facilities throughout the U.S. The Company believes its properties, machinery and equipment are adequate for its current requirements.

     Set forth below is certain information regarding the Company's principal properties:

                                                                      LEASE
                                                         SQUARE     EXPIRATION
LOCATION                            PRINCIPAL USE        FOOTAGE       DATE
----------------------------  -------------------------  -------  --------------
New York, New York            Corporate headquarters     3,800    September 1999
Chicago, Illinois             Headquarters of Riddell,   95,000   Owned
                              Inc. and helmet
                              manufacturing
Elk Grove Village, Illinois   Warehouse and              83,000   March 2000
                              distribution center
Elyria, Ohio                  Headquarters for All       39,000   May 2000
                              American Sports Corp.
                              reconditioning operations
                              and customer service
San Antonio, Texas(1)         Reconditioning             27,000   October 1998
Stroudsburg, Pennsylvania     Reconditioning and         44,000   October 1998
                              shoulder pad customizing
Belton, Missouri              Reconditioning             6,600    January 1999
Buffalo, New York(2)          Warehouse                  6,400    Month-to-month
Burgettestown, Pennsylvania   Reconditioning             17,000   September 2013
Franklin Park, Illinois       Reconditioning             16,000   June 2000
Fort Valley, Georgia(2)       Reconditioning             15,000   October 1997
Ft. Erie, Ontario, Canada(2)  Reconditioning             5,000    September 1997
New Rochelle, New York        Reconditioning             23,000   January 2000
Union City, California(3)     Reconditioning             23,000   September 1997

Memphis, Tennessee(4)         Office/Warehouse/Production 63,700  October 1997
Memphis, Tennessee            Warehouse                  21,500   October 1997
Sunnyvale, California         Office/Warehouse           10,030   November 2000
Decatur, Georgia              Sport Gym                  12,000   July 1998
Carrollton, Texas             Sport Gym                  11,050   January 2000
Bellaire, Texas               Office                     2,984    November 1997

------------------
(1) Lease is subject to renewal by Riddell for three years.

(2) Riddell is currently negotiating a renewal lease for this property.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


(3) Riddell has entered into a lease for an alternate facility.


(4) This facility is subject to renewal at tenant's option. Varsity is currently evaluating whether to renew this lease or find alternate facilities.

LEGAL PROCEEDINGS

     Riddell and its subsidiaries from time to time become involved in various claims and lawsuits incidental to their businesses including without limitation, employment related and product liability litigation. See '--Product Liability Proceedings and Insurance.' Varsity is not a party to any litigation that is expected to have a material adverse effect on its business.

  Mac I Fraudulent Transfer Action and State Law Debtor and Creditor Claim


     On August 5, 1997, the Company settled an action commenced against it in March 1995 by the trustee for MacGregor Sporting Goods, Inc. ('Mac I') and the trustee for MGS Acquisition, Inc. (Bruce Levitt, Bankruptcy Trustee for MacGregor Sporting Goods, Inc., now known as M. Holdings, Inc., Paul Swanson, Bankruptcy Trustee for MGS Acquisition, Inc., v. Riddell Sports Inc. et al., No. 95-2261 (RG) (Bankr. D.N.J.) (the 'Levitt Action')). The settlement agreement (the 'Settlement Agreement') was approved by order of the New Jersey Bankruptcy Court (the 'Mac Order'), which also dismissed the action with prejudice. The action sought monetary damages and/or the rescission of Riddell's acquisitions (the 'MacGregor Acquisitions') in 1988 and 1989 of substantially all the assets and businesses of two former, second-tier subsidiaries of Mac I, including, among other things, the football protective division, the MacGregor licensing business and the nonfootball uses of the Riddell trademark for, among other claims, alleged failure to pay fair consideration at a time when Mac I was insolvent or as a result of which Mac I became insolvent or undercapitalized.




     The complaint sought monetary damages in an unspecified amount plus interest and/or rescission in connection with the MacGregor Acquisitions. In addition to seeking monetary damages and/or rescission from Riddell, the complaint sought to void the liens of NBD Bank in the property at issue. The complaint also sought damages against Frederic H. Brooks ('Brooks'), a former President of Riddell, for breaches of fiduciary duties to Mac I for failing to obtain fair consideration in connection with these transactions.



     The terms of the Settlement Agreement are described below under, '--Terms of the Settlement Agreement.'



     The Settlement Agreement also settles, and the Mac Order dismisses with prejudice, the claims made against Riddell in a state law debtor and creditor action initiated against Riddell by Innovative Promotions, Inc. and certain other purported unsecured creditors of Mac I based on substantially the same claims as were made in the Trustees' (as defined herein) actions in the New Jersey Bankruptcy Court. This action was removed to the New Jersey Bankruptcy Court (Innovative Promotions, Inc. et al. v. Riddell Sports Inc. et al. (in re MacGregor Sporting Goods, Inc.), Adv. Proc. No. 94-2656(RG) (the 'Innovative Action'). The plaintiffs in the Innovative Action sought rescission of, and/or monetary damages in excess of $22 million exclusive of interest relating to the MacGregor Acquisitions for alleged failure to pay fair consideration at a time when Mac I was insolvent, or as a result of which Mac I became insolvent or undercapitalized. Plaintiffs also sought judgments voiding the liens of NBD Bank with respect to the assets. In June 1995, the trustee in the Levitt action (the 'Levitt Trustee,' and together with the trustees in the Mac I and MGS Aquisition, Inc. bankruptcy proceedings, the 'Trustees') intervened as plaintiffs in the Innovative Action purportedly to preserve their rights in the event they lost the Levitt Action.



     The Settlement Agreement also settles, and the Mac Order dismisses with prejudice, certain claims brought against Riddell by Brooks in the Levitt Action. See '--Terms of the Settlement Agreement.'


  Employee Litigation


     From time to time Riddell is party to employee litigation claims including, without limitation, workers compensation and wrongful termination claims. In June 1995, a subsidiary of the Company was served with a complaint entitled, Beverly A. Eichler v. Riddell, Inc. (D. Ct, N.D. III., E. Div.), No. 95-C-3782. The complaint, brought by a former employee of one of Riddell's subsidiaries who was terminated in December 1993, alleged sex and age discrimination and sought past and future wages and punitive damages in an undisclosed amount. In early

1997, a jury awarded Ms. Eichler damages in the amount of $59,000 and the court assessed front-pay damages of $420,000. Plaintiff filed a motion for her attorneys' fees and expenses in the amount of $386,000. In July 1997, the Company settled this action for less than the total of (i) damages previously awarded and assessed and (ii) plaintiff's attorneys' fees and expenses.


     The Settlement Agreement also settles counterclaims and other claims against Riddell, two of its officers and directors and Riddell's footwear licensee arising out of an action captioned Riddell Sports Inc. v. Frederic H. Brooks (D.C., SDNY), 92 Civ. 7851 (JGK) (the 'Brooks Action'). Brooks generally alleged that Riddell breached its indemnification obligations to him as a former officer and director of Riddell and sought damages in excess of $3.9 million, plus future attorneys' fees and interest. Brooks also sought compensatory and punitive damages combined of at least $15 million for alleged tortious interference with prospective advantage, prima facie tort and other claims against Riddell, two of its officers and directors and an entity controlled by them. Riddell had agreed to indemnify its footwear licensee and certain of its affiliates in connection with Brooks' claims against them.



  Terms of the Settlement Agreement



     On June 20, 1997, the Company entered into the Settlement Agreement for the proposed settlement of, among others, the Levitt Action, the Innovative Action as well as the counterclaims asserted against Riddell and its affiliates and two directors in the Brooks action.



     On July 24, 1997, the New Jersey Bankruptcy Court approved the Settlement Agreement. Generally, the Settlement Agreement releases Riddell and its affiliates from all claims in these actions and requires Riddell to pay an aggregate of $2.3 million of which Riddell previously reserved $1.4 million and of which Riddell previously escrowed and expensed approximately $0.7 million. Pursuant to the Settlement Agreement, the Company will assign to the Levitt Trustees (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks royalties, to the extent paid, of up to $3.0 million, on a present value basis, generally over ten years from its present or any future 'Riddell' footwear licensee. The Settlement Agreement provides that, subject to certain conditions, Riddell will enter into a new license agreement with its current footwear licensee on substantially the same terms as its existing license. See '--Riddell--Trademarks, Service Marks and License Agreements.'

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     The following table sets forth the names, ages and positions of each of the individuals that serve as directors and executive officers of the Company. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, and all executive officers will hold office at the pleasure of the Board of Directors.



NAME                        AGE  POSITIONS
--------------------------  ---  -----------------------------------------------
Robert E. Nederlander       64   Chairman of the Board
David M. Mauer              48   Director, President and Chief Executive Officer
Jeffrey G. Webb*            47   Vice Chairman of the Board of the Company and
                                 President and Chief Operating Officer of the
                                 Varsity Group Division
Leonard Toboroff            65   Director and Vice President
Don R. Kornstein            45   Director
John McConnaughy, Jr.       68   Director
Glenn E. 'Bo' Schembechler  68   Director
Dan Cougill                 44   President and Chief Operating Officer of the
                                 Riddell Group Division
David Groelinger            47   Executive Vice President and Chief Financial
                                 Officer


------------------

* Pursuant to the Merger Agreement, Mr. Webb has the right to designate an additional director to serve on the Board.


     Robert E. Nederlander has been Chairman of the Board of the Company since the Acquisition. Prior thereto, Mr. Nerderlander served as Chairman of the Board of Riddell from May 1988 until the Acquisition and was Riddell's Chief Executive Officer from May 1988 through May 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell's interim President and Chief Operating Officer. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of live theaters. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc., Chairman of the Board since January 1988 of Mego Financial Corporation and Vice President of the Board since

February 1988 to early 1993 of Vacation Spa Reports, Inc. (an affiliate of Mego Financial Corporation). Mr. Nederlander became a director of Mego Mortgage Corporation in September 1996. Mr. Nederlander became Chairman of the Board of Allis-Chalmers Corp. in May 1989; from 1993 through October 1996, he was Vice Chairman and, thereafter, he remained solely a director. In 1995, Mr. Nederlander became a director of HFS Incorporated. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community-oriented free circulation newspapers. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, between 1960 and 1989.

     David M. Mauer has been President, Chief Executive Officer and a Director of the Company since the Acquisition. Prior thereto, Mr. Mauer served as Riddell's Chief Executive Officer from April 1993 until the Acquisition, when he succeeded Mr. Nederlander. Mr. Mauer was a member of the Board of Directors of Riddell from September 1993 until the Acquisition. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In 1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc.


     Jeffrey G. Webb has been the Chairman of the Board, President and Chief Executive Officer of Varsity since its formation in 1974. Mr. Webb has been the Vice Chairman of the Board of the Company and the President and Chief Operating Officer of the Varsity Group Division since the Merger.

     Leonard Toboroff has been Vice President and a Director of the Company since the Acquisition. Prior thereto, Mr. Toboroff served as a member of the Board of Directors and a Vice President of Riddell from April 1988 until the Acquisition. Since May 1989, Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a practicing attorney since 1961 and from January 1, 1988 to December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to Riddell from April 1988 though February 1993. He has been a Director since August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive from May through July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts since September 1992. He has been a director of Engex, Inc. and director of Saratoga Springs Beverage Co. since 1993. In 1995, Mr. Toboroff became a director of Xplor Corporation.

     Don R. Kornstein has been a Director of the Company since the Acquisition. Prior thereto, Mr. Kornstein served as a member of the Board of Directors of Riddell from April 1995 until the Acquisition. Mr. Kornstein has been a member of the Board of Directors, Chief Executive Officer and President of Jackpot Enterprises, Inc. since September 1994. Mr. Kornstein was a Senior Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994.


     John McConnaughy, Jr. has been a Director of the Company since the Acquisition. Prior thereto, Mr. McConnaughy served as a member of the Board of Directors of Riddell from September 1989 until the Acquisition. Mr. McConnaughy has been Chairman and Chief Executive Officer of JEMC Corp. since 1988. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International Corp. ('Peabody'). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp., after which it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of DeVlieg Bullard Inc., Mego Financial Corporation, Transact International, Inc., Levcor International, Inc., and Wave Systems, Inc. GEO International Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1993.

     Glenn E. 'Bo' Schembechler has been a Director of the Company since the Acquisition. Prior thereto, Mr. Schembechler served as a member of the Board of Directors of Riddell from September 1991 until the Acquisition. Mr. Schembechler was President of the Detroit Tigers from January 1990 through August 1992 and a member of the Detroit Tigers Board of Directors from 1989 through 1990. He is also Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989.

     Dan Cougill has been President and Chief Operating Officer of the Company's Riddell Group Division since the Acquisition. Prior thereto, Mr. Cougill was President and Chief Operating Officer of Riddell from June, 1995 until the Acquisition and of its subsidiary, Riddell, Inc. from February, 1994 until the Acquisition. Prior to his appointment, Mr. Cougill was previously employed in various capacities by Wilson Sporting Goods since 1977 and was Vice President of Wilson Sporting Goods and the General Manager of its Team Sports Division prior to joining Riddell.

     David Groelinger has been Executive Vice President and Chief Financial Officer of the Company since the Acquisition. Prior thereto, Mr. Groelinger was Riddell's Chief Financial Officer from March 1996 and Executive Vice President from June 1996 until the Acquisition. From 1994 to 1995, he was a member of the Board of Directors, Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc., which owned and operated a major international cruise line. Prior to 1994, Mr. Groelinger served in various senior financial capacities during his twelve years at Chiquita Brands International, Inc. In 1990, he was promoted to Vice President reporting to Chiquita's President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

COMPENSATION OF DIRECTORS

     Directors who are not officers of Riddell received fees in 1996 of $15,000 per annum. Directors who are members of the Audit and Compensation Committees of the Board (Messrs. McConnaughy, Kornstein and Schembechler) are also each paid an aggregate additional amount of $5,000 per annum for their Committee memberships. In 1996, the Company paid Mr. McConnaughy consulting fees of $75,000; Mr. McConnaughy waived his directors' fees in 1996. In 1996, Mr. Schembechler was paid fees of $20,000 for services rendered in connection with a series of promotional football clinics sponsored by the Company in addition to his director's fees.

     During 1996, directors other than Mr. Mauer were granted options to purchase 7,500 shares of the Company's Common Stock at an exercise price of $4.75 per share. Mr. Mauer was granted an option in 1996 to acquire 50,000 shares of Common Stock at an exercise price of $4.50 per share.

     Riddell has agreed to indemnify each director against certain claims and expenses for which the director might be held liable in connection with services on the Board. In addition, the Company maintains an insurance policy insuring its directors and officers against such liabilities.

     During the calendar year ended December 31, 1996, there were 6 meetings of the Board of Directors of Riddell, and all members attended each meeting. There was one meeting of each of the Audit, Compensation and Executive Committees, attended by all members in each case. Additionally, there was one Action by Unanimous Written Consent of the Compensation Committee in 1996.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below sets forth the cash compensation paid to or accrued for Riddell's Chief Executive Officer and its four most highly paid executive officers in 1996 for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                              ANNUAL COMPENSATION                 ------------
                                 ----------------------------------------------    SECURITIES
                                                                 OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY       BONUS     COMPENSATION(1)    OPTIONS(2)    COMPENSATION(4)
-------------------------------  ----   --------     --------   ---------------   ------------   ---------------
David M. Mauer ................  1996   $500,000           --            --           50,000         $ 4,620
  Chief Executive Officer        1995    457,500     $170,000            --           50,000           4,620
                                 1994    420,000      120,000            --          100,000(3)        1,100

Robert E. Nederlander .........  1996   $180,656           --            --            7,500              --
  Chairman of the Board          1995    173,355           --            --           15,000              --
                                 1994    166,565           --            --           15,000              --

Leonard Toboroff ..............  1996   $180,656           --            --            7,500         $13,614
  Vice President                 1995    173,355           --            --           15,000          11,647
                                 1994    166,565           --            --           15,000           1,422


Dan Cougill ...................  1996   $230,000           --            --           15,000         $ 4,750
  President and Chief Operating  1995    206,923     $ 60,000            --           15,000           4,322
  Officer                        1994    180,000      110,000            --           75,000              --

David Groelinger ..............  1996   $143,308(5)  $ 25,000(6)          --          65,000              --
  Chief Financial Officer and
  Executive Vice President

------------------
(1) Perquisites and other personal benefits paid in 1996 for the named executive officers aggregated less than the lesser of $50,000 and 10% of the total annual salary and bonus set forth in the columns entitled, 'Salary' and 'Bonus' for each named executive officer and, accordingly, are omitted from the table as permitted by the rules of the Commission.

(2) These options were issued under Riddell's 1991 Stock Option Plan.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) In 1994 Riddell canceled an option previously granted to Mr. Mauer to acquire 100,000 shares of Common Stock and in its place issued an option to acquire an equal number of shares at a lower exercise price per share.

(4) Represents Riddell's contribution to its 401K Plan on behalf of the employee, and in the case of Mr. Toboroff, includes the dollar value of approximately $9,000 and $7,000 of insurance premiums paid on behalf of Mr. Toboroff for 1996 and 1995, respectively under an Indeterminate Premium One Year Term Life Policy pursuant to which he will receive the cash surrender value.

(5) Based on an annual salary of $180,000 pursuant to an employment agreement between Riddell and Mr. Groelinger. See '--Employment Agreements.'

(6) Paid pursuant to the employment agreement between Riddell and Mr. Groelinger. See '--Employment Agreements.'

                         STOCK OPTIONS GRANTED IN 1996

     The following table sets forth information concerning individual grants of stock options made during 1996 to each executive officer listed below pursuant to the Riddell's 1991 Stock Option Plan.

                                                                                            POTENTIAL
                                                                                           REALIZABLE

                                                                                        VALUE AT ASSUMED
                             NUMBER OF        % OF TOTAL                                 ANNUAL RATES OF
                            SECURITIES      OPTIONS GRANTED   EXERCISE                     STOCK PRICE
                            UNDERLYING      TO EMPLOYEES IN     PRICE     EXPIRATION     APPRECIATION FOR
NAME                      OPTIONS GRANTED     FISCAL YEAR     PER SHARE      DATE         OPTION TERM(5)
------------------------  ---------------   ---------------   ---------   ----------   -------------------
                                                                                         5%         10%
                                                                                       --------   --------
David M. Mauer..........       50,000(1)           21%          $4.50       7/16/06    $141,501   $358,592
Dan Cougill.............       15,000(2)            6            4.31      12/17/06      40,682    103,095
David Groelinger........       65,000(3)           27            4.63        3/7/06     189,061    479,119
Robert Nederlander......        7,500(4)            3            4.75       6/27/06      22,404     56,777
Leonard Toboroff........        7,500(4)            3            4.75       6/27/06      22,404     56,777

------------------
(1) This option expires July 16, 2006, vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event Mr. Mauer's employment is terminated by Riddell, generally, other than for cause, this stock option becomes fully exercisable for 90 days.

(2) Mr. Cougill's option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant and expires December 17, 2006. The option is canceled upon a termination of employment for cause. In the event Mr. Cougill's employment is terminated by Riddell, generally, other than for cause, the option becomes fully exercisable for 90 days.

(3) Mr. Groelinger's option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant and expires March 7, 2006. The option is canceled upon a termination of employment for cause. In the event Mr. Groelinger's employment is terminated by Riddell, generally, other than for cause, the option becomes fully exercisable for 90 days.

(4) Messrs. Nederlander and Toboroff were granted options together with the other members of Riddell's Board of Directors (other than Mr. Mauer) in 1996 under Riddell's 1991 Stock Option Plan. The options are fully exercisable commencing June 27, 1997 through June 27, 2006. Each option is canceled upon a termination of employment for cause. In the event the individual's Board membership terminates, generally, other than for cause, each stock option becomes fully exercisable for 90 days.

(5) Based upon the per share market price on the date of grant and an annual appreciation of such market price at the rate stated in the table through the expiration date of such options. Gains, if any, are dependent upon the

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code and any applicable state laws.

                       STOCK OPTIONS HELD AT END OF 1996

     The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer listed below on December 31, 1996. No options to purchase Riddell's Common Stock were exercised during 1996. On December 31, 1996, the last sales price of the Common Stock on NASDAQ was $4.63 per share.

                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                    OPTIONS AT                      OPTIONS AT
                                DECEMBER 31, 1996               DECEMBER 31, 1996
                           ----------------------------    ----------------------------
NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------   -----------    -------------    -----------    -------------
David M. Mauer..........     230,000         170,000        $ 268,950        $98,050
Dan Cougill.............      78,750          26,250          159,375         18,750
David Groelinger........          --          65,000               --             --
Robert E. Nederlander...      71,000           7,500           69,375             --
Leonard Toboroff........      71,000           7,500           69,375             --

EMPLOYMENT AGREEMENTS

     In June 1992, Riddell entered into an employment agreement with each of Messrs. Nederlander and Toboroff. Each agreement continues until terminated by Riddell, with termination being effective three years after Riddell delivers notice of termination or, if earlier, upon the death or disability of the employee. The agreements are immediately terminable by Riddell for Cause (as defined therein). Bonuses are discretionary with the Board. Each agreement provides a base salary of $162,500 which may be increased in the discretion of the Board, provided that, in any event, each year the salaries are increased at least by the percentage increase in the Consumer Price Index. The current salary of Messrs. Nederlander and Toboroff is $194,135. Each agreement provides that in the event the Company terminates the employee's employment, generally, other than for Cause, the employee will receive his full salary through the end of the term of his agreement and annual bonuses for the remainder of the term equal to the average of the annual bonuses awarded to the employee prior to termination. Each agreement acknowledges that the employee will devote time and provide services to entities other than the Company.

     In April 1993, Riddell entered into an employment agreement with Mr. Mauer.

The agreement, as amended in 1994, provides an annual base salary in such amount in excess of $400,000 as the Board of Directors may determine from time to time. The agreement provides for years after 1993 that the Board of Directors and Mr. Mauer establish target bonuses based upon measures to be agreed upon before the beginning of each calendar year, and that Mr. Mauer's bonus will be a percentage, not to exceed 100%, of his base salary based upon the percent of the targets achieved. The agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until Mr. Mauer's death or disability. The agreement is immediately terminable for Cause (as defined therein). Pursuant to his employment agreement, Mr. Mauer was granted an option for ten years to acquire 300,000 shares of the Company's Common Stock at an average price of $3.63 per share. In the event Mr. Mauer's employment is terminated, generally, other than for Cause, Mr. Mauer will receive his salary for a period of three years plus a pro rata portion of the bonus earned through the date of termination, and his options become fully exercisable for one year.

     Riddell entered into an employment agreement with Mr. Cougill as of February 1, 1994, providing for a $50,000 signing bonus, an annual salary of $200,000 per annum and minimum bonus of $50,000 for 1994. Pursuant to his employment agreement, Mr. Cougill was granted an Option for five years to purchase 75,000 shares of the Company's Common Stock at $2.56 per share. In the event Mr. Cougill's employment is terminated by the Company, generally, other than for Cause (as defined therein), Mr. Cougill will receive his full salary for a period of one year plus the pro rata portion of his bonus earned through the date of termination by the Company, and his options become exercisable in full for one year. The agreement is immediately terminable for Cause and, unless renewed, expires in May 1998.

     Riddell entered into a two year employment agreement with Mr. Groelinger effective March 1996 in connection with his joining Riddell as Chief Financial Officer. The agreement provides for an annual base salary of $180,000 and a guaranteed minimum bonus for 1996 of $25,000. Thereafter, bonuses will be a percentage of his salary, with a target of 40%. Pursuant to his employment agreement, Mr. Groelinger was granted a ten year option to purchase 65,000 shares of the Company's Common Stock at an exercise price of $4.63 per share. The agreement is immediately terminable for Cause (as defined therein). The agreement provides generally that if Mr. Groelinger's employment is terminated other than for Cause, he will be paid no less than one year's salary (two years' salary in the event termination arises in connection with a Change of Control (as defined therein)) plus a pro rata portion of his bonus through the date of termination, and his stock options become immediately exercisable for one year to the extent then vested.

     In addition, in connection with the Transactions, the Company has entered into an employment agreement with Mr. Webb on May 5, 1997 which will become effective after the Merger is consummated. Under the terms of such agreement, which has a three-year term, Mr. Webb will serve as Vice Chairman of the Board of Directors of the Company, as well as President and Chief Operating Officer of the Varsity Group Division. Mr. Webb will be entitled to a base salary of no less than $375,000 per year and will be eligible to participate in those bonus arrangements which are made available to other senior officers of the Company at a target level of 40% of his base salary. Pursuant to his employment agreement, Mr. Webb will receive options to purchase 50,000 shares of common stock of the Company and 'special options' to purchase an additional 347,760 shares. The per share exercise price of the 50,000 options shall be equal to the average closing price of a share of the Company's Common Stock over the ten consecutive trading days ending on the date immediately prior to the date of grant. The per share exercise price of the 347,760 special options will be $3.80. Upon termination of Mr. Webb's employment (i) by the Company without Cause (as defined therein),
(ii) by Mr. Webb with Good Reason (as defined therein, including a material adverse alteration in his status or responsibilities and relocation more than 50 miles from Memphis, Tennessee), or (iii) following a Change in Control (as defined therein), Mr. Webb will receive continued payments of base salary for the longer of the remainder of the term and one year (two years in case of termination following a Change in Control), as well as certain benefits. Mr. Webb is subject to a noncompetition covenant generally for a period of two years following the termination of his employment for any reason. Pursuant to his employment agreement, Mr. Webb agreed to become a party to the Stockholders Agreement.

     The stock options granted to Messrs. Mauer, Webb, Cougill and Groelinger in connection with their employment agreements become immediately exercisable in the event of a change of control (as defined in their respective employment agreements).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of July 11, 1997 regarding the ownership of the capital stock of the Company with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company and
(iv) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                    SHARES BENEFICIALLY
                                                           OWNED
                                                    -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER      PERCENT
--------------------------------------------------  ---------    ------
M.L.C. Partners Limited Partnership(1) ...........   830,281       9.1%
  c/o Robert Nederlander
  810 Seventh Avenue
  New York, NY 10019


Robert E. Nederlander(2) .........................  5,260,387     51.9%
  810 Seventh Avenue
  New York, NY 10019

David M. Mauer(3) ................................   361,525       3.9%
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

Jeffrey G. Webb(4) ...............................  1,109,887     11.8%
  Varsity Spirit Corporation
  2525 Horizon Lake Drive
  Memphis, TN 38133

Leonard Toboroff(5) ..............................  1,342,003     14.7%
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

Don R. Kornstein(6) ..............................    35,000       *
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

John McConnaughy, Jr.(7) .........................   714,308       7.8%
  300 Atlantic Street
  Stamford, CT 06901

Glenn E. 'Bo' Schembechler(6) ....................    37,500       *
  870 Arlington
  Ann Arbor, MI 48104

Dan Cougill(8) ...................................    88,927       1.0%
  Riddell, Inc.
  3670 N. Milwaukee Avenue
  Chicago, IL 60641

David Groelinger(9) ..............................    19,750       *
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

All executive officers and directors listed above,
  as a group(10)..................................  5,352,637     52.8%

Angelo, Gordon & Co., L.P.(11) ...................  1,395,000     13.4%
  245 Park Avenue
  New York, NY 10167

------------------
 *   Less than 1%


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (1) Includes 43,750 shares underlying a warrant (the 'Warrant') which are currently exercisable. M.L.C. Partners Limited Partnership ('MLC') is the direct beneficial owner of all shares, which (other than shares underlying the Warrant) are subject to a voting trust (the 'Voting Trust') pursuant to which Robert Nederlander is voting trustee (the 'Voting Trustee') and has the sole voting power. Mr. Nederlander, as controlling stockholder of the corporation which is the general partner of MLC, may be deemed to beneficially own these shares. Mr. McConnaughy is the sole owner of a corporation that is a limited partner in MLC. A corporation controlled by Mr. Nederlander is also a limited partner in MLC.

 (2) Of the 5,260,387 shares beneficially owned by Mr. Nederlander: (i) 1,643,737 shares are owned by Mr. Nederlander directly or through entities controlled by him having dispositive power over these shares (105,989 of these 1,643,737 shares underlie options granted under the Company's 1991 Stock Option Plan or the Warrant which are exercisable within 60 days of July 11, 1997, 830,281 of such 1,643,737 shares are owned by MLC and 983,123 of such 1,643,737 shares are subject to the Voting Trust) and (ii) an additional 3,616,650 shares are beneficially owned by Mr. Nederlander as Voting Trustee under the Voting Trust and pursuant to a shareholders agreement (the 'Principal Shareholders Agreement') dated as of August 1995, as amended, pursuant to which, generally, the parties thereto agree to vote the outstanding shares of the Company's Common Stock owned by them directly and beneficially in the same manner that Mr. Nederlander votes the shares of stock in the Voting Trust with respect to which he is Voting Trustee. Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Mr. Nederlander is deemed to beneficially own the shares of stock subject to the Voting Trust and the Principal Shareholders Agreement and owned by MLC.

 (3) The 361,525 shares of Common Stock beneficially owned by Mr. Mauer are subject to the Principal Shareholders Agreement and 305,259 of these shares are issuable in connection with options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.


 (4) The 1,109,887 shares of Common Stock beneficially owned by Mr. Webb are subject to the Principal Shareholders Agreement and 347,760 of these shares underlie an option the Company has agreed to grant upon consummation of the Merger and which will be fully exercisable on the date of grant.


 (5) The 1,342,003 shares of Common Stock beneficially owned by Mr. Toboroff are subject to the Principal Shareholders Agreement and 91,038 of these shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.


 (6) Represents shares underlying an option granted under the Company's 1991 Stock Option Plan that are exercisable within 60 days of July 11, 1997.

 (7) Of the 714,308 shares of Common Stock beneficially owned by Mr.
     McConnaughy: (i) 147,444 are subject to the Voting Trust, (ii) 566,864 are subject to the Principal Shareholders Agreement and (iii) 62,239 shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (8) The 88,927 shares of Common Stock beneficially owned by Mr. Cougill are subject to the Principal Shareholders Agreement and 79,225 of these shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (9) Includes 16,250 shares underlying that portion of an option to acquire an aggregate of 65,000 shares that is exercisable within 60 days of July 11, 1997.

(10) Includes the 830,281 shares owned by MLC.

(11) Based on a Schedule 13G filed February 13, 1997, Angelo, Gordon & Co., L.P. may be deemed to be the beneficial owner of 1,395,000 shares as a result of voting and dispositive powers it holds with respect to $1,000,000 principal amount of the Company's 4.1% Convertible Subordinated Note due November 1, 2004 (the 'Convertible Note') convertible at $5.3763 per share into 186,000 shares of the Company's Common Stock held for its own account and $6,500,000 principal amount of the Convertible Note convertible into 1,209,000 shares of Common Stock which it holds for the account of private investment funds for which it acts as general partner and/or investment advisor or investment manager.

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

                              CERTAIN TRANSACTIONS

     In September 1988, Riddell issued a subordinated secured term note (the 'Subordinated Note') in the original principal amount of $2.0 million to M.L.C. Partners Limited Partnership ('MLC') in connection with a recapitalization. In the recapitalization, Riddell issued Common Stock in exchange for (i) Class A Common Stock of Riddell owned by MLC (which had a preferential right to receive $4.0 million before any dividends or distributions were to be made to any other stockholders), (ii) Class B Common Stock owned by Mac I (from certain subsidiaries of which Riddell acquired its initial businesses in April 1988 for certain cash consideration, Class B Common Stock, long term notes and assumed liabilities) and (iii) Class B Common Stock owned by Mr. Frederic Brooks (the Company's President and Chief Operating Officer until February 1992). Originally due in 1993, the Subordinated Note was extended until January 1998, subject to mandatory prepayments relating to cash flow measurement and changes in capitalization. The outstanding balance of the Subordinated Note was repaid in accordance with its terms in November 1996. The Subordinated Note bore interest at 10% per annum, was secured by a lien on substantially all of the assets of

Riddell and was subordinated to Riddell's indebtedness to NBD Bank.

     In 1994, Riddell granted MLC a warrant to purchase 150,000 shares of its Common Stock in consideration for the extension of the Subordinated Note. In August 1995, certain of the original partners withdrew from MLC, and in connection with the restructuring of MLC, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff or entities controlled by them acquired interests in the warrant.

     In May 1991, Messrs. Nederlander, Toboroff, Epstein, McConnaughy and Brooks (the 'Investors') acquired from a party not affiliated with Riddell a promissory note with an aggregate principal amount of $439,000. The note was originally issued in April 1988 to Mac I in connection with the acquisition described above. The unaffiliated seller had acquired substantially all of the assets of Mac I's successor, MacGregor Sports Inc., in a sale authorized during the successor's bankruptcy proceedings. In August 1995, Mr. Epstein transferred his interest in the note to Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff in connection with the restructuring of MLC. The note was paid in full in June 1997 in connection with the refinancing relating to the New Credit Facility. The note was due in April 1998, bore simple interest at the rate of 8% per annum and was unsecured.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation of the Company contains provisions eliminating the personal liability of directors for monetary damages for breaches of their duty of care, except in certain prescribed circumstances. The Bylaws of the Company also provides that directors and officers will be indemnified to the fullest extent authorized by law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Bylaws of the Company provide that the right of directors and officers to indemnification is not exclusive of any other right now possessed or hereinafter acquired under any statute, agreement or otherwise.

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